                                                               EXHIBIT (a)(1)(A)

                                                          PROSPECTUS SUPPLEMENT*




                                  ------------
                                  VIRAGE, INC.
                                  ------------


       OFFER TO EXCHANGE CERTAIN OUTSTANDING OPTIONS FOR NEW OPTIONS UNDER
                           THE 1997 STOCK OPTION PLAN

                                  ------------

   THIS OFFER AND THE RIGHT TO WITHDRAW FROM THIS OFFER EXPIRE AT 9:00 P.M., PACIFIC STANDARD TIME, ON FEBRUARY 5, 2002 UNLESS THIS OFFER IS EXTENDED.



                                 JANUARY 7, 2002

*THIS SUPPLEMENT CONSTITUTES PART OF THE SECTION 10(A) PROSPECTUS RELATING TO THE VIRAGE, INC. 1997 STOCK OPTION PLAN

================================================================================

                                  VIRAGE, INC.

                                 JANUARY 7, 2002

         OFFER TO EXCHANGE CERTAIN OUTSTANDING OPTIONS FOR NEW OPTIONS
                           (THE "OFFER TO EXCHANGE")

   THIS OFFER AND THE RIGHT TO WITHDRAW FROM THIS OFFER EXPIRE AT 9:00 P.M., PACIFIC STANDARD TIME, ON FEBRUARY 5, 2002 UNLESS THIS OFFER IS EXTENDED.


        Virage, Inc. ("Virage") is offering eligible employees the opportunity to exchange certain outstanding options to purchase shares of Virage common stock for new options which we will grant under the Virage, Inc. 1997 Stock Option Plan, as amended, and as may be amended from time to time (the "1997 Plan"). We are making the offer upon the terms and conditions described in (1) this Offer to Exchange (the "Offer to Exchange"); (2) the related memorandum from Alfred J. Castino dated January 7, 2002 (the "Castino Memorandum"); (3) the Election Form; and (4) the Notice to Withdraw from the Offer (which together, as they may be amended from time to time, constitute the "offer," "exchange offer" or "program").

        Each eligible employee who accepts the offer will receive one share subject to new options for each share subject to the options tendered. Subject to the terms and conditions of this offer, we will grant the new options on or about the first business day which is at least six months and one day after the date we cancel the options accepted for exchange. Assuming we do not extend the Expiration Date (as defined below), we presently expect to grant the new options on August 7, 2002. You may only tender options for all or none of the outstanding, unexercised shares subject to an individual option grant. Only options issued under the 1997 Plan with an exercise price equal to or greater than $5.00 per share are eligible to be tendered for exchange in this offer. All tendered options accepted by Virage through the offer will be cancelled on the next business day following the date the offer ends. The offer is presently scheduled to expire on February 5, 2002 (the "Expiration Date"), and we expect to cancel options on February 6, 2002, or promptly thereafter (the "Cancellation Date"). IF YOU TENDER ANY OPTION GRANT FOR EXCHANGE, YOU WILL BE REQUIRED TO ALSO TENDER ALL OPTION GRANTS THAT YOU RECEIVED DURING THE SIX MONTH PERIOD PRIOR TO JANUARY 7, 2002 (THE "COMMENCEMENT DATE") EVEN IF THOSE OPTIONS WOULD NOT OTHERWISE BE ELIGIBLE FOR EXCHANGE IN THIS OFFER. This means that if you participate in the offer, you will be required to tender all options granted to you since July 7, 2001, including any options granted between the Commencement Date and the Cancellation Date.

        The offer is not conditioned on a minimum number of options being tendered. Participation in the offer is completely voluntary. The offer is subject to conditions that we describe in Section 7 of this Offer to Exchange.

        You may participate in the offer if you are an employee of Virage or one of our subsidiaries residing or working in the United Kingdom or the United States as of the Commencement Date and through the Cancellation Date. Certain of our affiliates, including the members of our Board of Directors, and our executive officers listed on Schedule B to this Offer to Exchange, are not eligible to participate in the offer. Please note that in order to receive a new option pursuant to this offer, you must continue to be an eligible employee as of the date on which the new options are granted, which will be at least six months and one day after the Cancellation Date.

        If you tender options for exchange as described in the offer, and we accept your tendered options, then, subject to the terms of the offer, we will grant you new options under the 1997 Plan and subject to the terms and conditions of the 1997 Plan. All new options granted pursuant to this offer will be nonstatutory stock options.

        The exercise price per share of the new options will be 100% of the fair market value of Virage common stock, as determined by the closing price reported by the Nasdaq National Market on the date of grant of the new options. If, however, prior to the date of grant of the new options Virage enters into a merger or stock acquisition whereby Virage is acquired by another company, then the new stock options you receive could be for the purchase of the acquirer's stock (as opposed to Virage's), with an exercise price equal to the fair market value of such acquirer's stock on the date the new option is granted. Even upon the happening of such events, the date the new option is granted will remain a date which is at least six months and one day after the Cancellation Date. As mentioned, we expect the date of grant of the new options to be August 7, 2002.

        As noted above, each eligible employee who accepts the offer will receive one share subject to a new option for each share subject to an option tendered and accepted for exchange. Upon the happening of a merger or stock acquisition whereby Virage is acquired by another company, the number of shares subject to your new option would be adjusted so that the number of shares subject to the new option you receive would be equal to the number of our shares that were accepted for exchange, multiplied by the exchange ratio that was used in the merger or acquisition.

        Each new option granted will vest in accordance with the vesting schedule of the cancelled options. Accordingly, each new option granted will vest as follows:

        - any shares that were fully vested on the date the old options are cancelled will be fully vested on the date of grant of the new options;

        - all unvested shares on the date the old options are cancelled that would have been fully vested on the date the new options are granted (at least six months and one day from the Cancellation Date) will be fully vested; and

        - all remaining unvested options will have a vesting schedule that is equivalent to the vesting schedule that would have been in place had the cancelled option remained in effect.

         For example:

                - An employee cancels an option that is 20/48th vested at the time of cancellation.

                - The new grant occurs 6 months and one day after cancellation.

                - The replacement option will be 26/48th vested with respect to the total shares that would have been vested under the cancelled option at the time of grant of the new option.

        ALTHOUGH OUR BOARD OF DIRECTORS HAS APPROVED THE OFFER, NEITHER WE NOR OUR BOARD OF DIRECTORS MAKES ANY RECOMMENDATION AS TO WHETHER YOU SHOULD TENDER OR NOT TENDER YOUR OPTIONS FOR EXCHANGE. YOU MUST MAKE YOUR OWN DECISION WHETHER OR NOT TO TENDER YOUR OPTIONS.

        WE RECOMMEND THAT YOU EVALUATE CURRENT MARKET QUOTES FOR OUR COMMON STOCK, AMONG OTHER FACTORS, BEFORE DECIDING WHETHER OR NOT TO TENDER YOUR OPTIONS.

        Shares of Virage common stock are traded on the Nasdaq National Market under the symbol "VRGE." On January 2, 2002, the closing price of our common stock reported on the Nasdaq National Market was $3.06 per share.

        THIS OFFER TO EXCHANGE HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION (THE "SEC") OR ANY STATE SECURITIES COMMISSION NOR HAS THE SEC OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS OFFER TO EXCHANGE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

        You should direct questions about the offer or requests for assistance or for additional copies of (1) this Offer to Exchange; (2) the Castino Memorandum; (3) the Election Form; and (4) the Notice to Withdraw from the Offer to:

        Frank Pao, Vice President, Business Affairs, or Monica Wilson, Treasurer at Virage, Inc., 177 Bovet Road, Suite 520, San Mateo, California 94402 (telephone: (650) 573-3210).

                                    IMPORTANT

        If you wish to tender your options for exchange, you must complete and sign the Election Form in accordance with its instructions, and fax, courier or hand deliver it and any other required schedules to Monica Wilson, Treasurer at fax number (650) 573-3211, Virage, Inc., 177 Bovet Road, Suite 520, San Mateo, California 94402, on or before 9:00 p.m. Pacific Standard Time on February 5, 2002.

        We are not making the offer to, and we will not accept any tender of options from or on behalf of, optionholders in any jurisdiction in which the offer or the acceptance of any tender of options would not be in compliance with the laws of that jurisdiction. However, we may, at our discretion, take any actions necessary for us to make the offer to optionholders in any of these jurisdictions.

        WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD TENDER OR NOT TENDER YOUR OPTIONS THROUGH THE OFFER. YOU SHOULD RELY ONLY ON THE INFORMATION IN THIS DOCUMENT OR TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THE OFFER OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS DOCUMENT AND IN THE RELATED MEMORANDUM FROM ALFRED J. CASTINO DATED JANUARY 7, 2002, THE ELECTION FORM AND THE NOTICE TO WITHDRAW FROM THE OFFER. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY INFORMATION, YOU MUST NOT RELY UPON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY VIRAGE.

                                TABLE OF CONTENTS


                                                                                                                     PAGE
                                                                                                                     ----
SUMMARY TERM SHEET....................................................................................................1

CERTAIN RISKS OF PARTICIPATING IN THE OFFER..........................................................................11

INTRODUCTION.........................................................................................................15

THE OFFER............................................................................................................17
1.       Eligibility.................................................................................................17
2.       Number of options; expiration date..........................................................................17
3.       Purpose of the offer........................................................................................18
4.       Procedures for tendering options............................................................................19
5.       Withdrawal Rights and Change of Election....................................................................20
6.       Acceptance of options for exchange and issuance of new options..............................................21
7.       Conditions to the offer.....................................................................................23
8.       Price range of shares underlying the options................................................................24
9.       Source and amount of consideration; terms of new options....................................................25
10.      Information concerning Virage...............................................................................30
11.      Interests of directors and officers; transactions and arrangements concerning the options...................30
12.      Status of options acquired by us in the offer; accounting consequences of the offer.........................31
13.      Legal matters; regulatory approvals.........................................................................31
14.      Material U.S. Federal Income Tax Consequences...............................................................32
15.      Material Tax Consequences for Employees Who are Tax Residents in the United Kingdom.........................34
16.      Extension of offer; termination; amendment..................................................................36
17.      Fees and expenses...........................................................................................37
18.      Additional information......................................................................................37
19.      Financial Information.......................................................................................38
20.      Miscellaneous...............................................................................................38

SCHEDULE A           INFORMATION CONCERNING THE DIRECTORS, EXECUTIVE OFFICERS AND CERTAIN OTHER OFFICERS
                     OF VIRAGE, INC.................................................................................A-1

SCHEDULE B           EXECUTIVE OFFICERS NOT ELIGIBLE TO PARTICIPATE IN THE OFFERING.................................B-1

SCHEDULE C           BENEFICIAL OWNERSHIP TABLE.....................................................................C-1

SCHEDULE D           SECURITIES TRANSACTIONS........................................................................D-1

APPENDIX A           JOINT ELECTION................................................................................AA-1

                               SUMMARY TERM SHEET


        The following are answers to some of the questions that you may have about the offer. We urge you to read carefully the remainder of this Offer to Exchange, the accompanying Castino Memorandum, the Election Form and the Notice to Withdraw from the Offer because the information in this summary is not complete, and additional important information is contained in the remainder of this Offer to Exchange, the Castino Memorandum, the Election Form and the Notice to Withdraw from the Offer, as well as our annual report on Form 10-K for the fiscal year ended March 31, 2001 and our quarterly report on Form 10-Q for the quarterly period ended September 30, 2001, both of which are being delivered to eligible employees with this Offer to Exchange, and contain important financial and other information about us. We have included page references to the relevant sections of this Offer to Exchange where you can find a more complete description of the topics in this summary.

WHAT SECURITIES ARE VIRAGE OFFERING TO EXCHANGE?

        For eligible employees, we are offering to exchange outstanding, unexercised options to purchase shares of common stock of Virage which are held by eligible employees with an exercise price equal to or greater than $5.00 per share and issued under:

        -       the Virage, Inc. 1997 Plan.

        The above option plan is referred to in this Offer to Exchange as the "1997 Plan." We will exchange eligible options issued under the 1997 Plan for new options we will grant under the 1997 Plan, (referred to as "new options" or "replacement options") and they will be subject to the terms and conditions of the 1997 Plan. (Page 26)

WHO IS ELIGIBLE TO PARTICIPATE?

        You may participate in the offer if you are an employee of Virage or one of our subsidiaries residing or working in the United Kingdom or the United States as of January 7, 2002 (the Commencement Date) and through February 6, 2002 (the expected Cancellation Date). Certain of our affiliates, including the members of our Board of Directors, and our executive officers listed on Schedule B to this Offer to Exchange, are not eligible to participate in the offer.

        In order to receive a new option, you must remain an eligible employee as of the date the new options are granted, which will be at least six months and one day after the Cancellation Date. If we do not extend the offer period beyond February 5, 2002, the new options will be granted on August 7, 2002. (Page 21)

ARE EMPLOYEES OUTSIDE THE UNITED STATES ELIGIBLE TO PARTICIPATE?

        Only certain employees outside the United States are eligible to participate. Eligible employees include residents of the United Kingdom or the United States or employees of subsidiaries of Virage who are located in those countries unless they are one of the officers listed on Schedule B to this Offer to Exchange.

        Please be sure to read Section 15 of this Offer to Exchange, which discusses the tax consequences of participating in the offer for employees outside the United States. (Pages 34 to 36)

WHY IS VIRAGE MAKING THE OFFER?

        We believe that granting stock options motivates high levels of performance and provides an effective means of recognizing contributions to the success of our company. The offer provides an opportunity for us to offer eligible employees a valuable incentive to stay with our company. Some of our outstanding options, whether or not they are currently exercisable, have exercise prices that are significantly higher than the current market price of our shares. We believe these options are unlikely to be exercised in the foreseeable future. By making this offer to exchange outstanding options for new options that will have an exercise price equal to the fair market value of the shares on the grant date, we intend to provide our eligible employees with the benefit of owning options that over time may have a greater potential to increase in value, create better performance incentives for eligible employees and thereby maximize stockholder value. (Page 18)

WHAT ARE THE CONDITIONS TO THE OFFER?

        The offer is not conditioned on a minimum number of options being tendered. Participation in the offer is completely voluntary. The conditions to the offer are described in Section 7 of this Offer to Exchange. (Page 23)

ARE THERE ANY ELIGIBILITY REQUIREMENTS THAT I MUST SATISFY AFTER THE EXPIRATION DATE OF THE OFFER TO RECEIVE THE NEW OPTIONS?

        In order to receive a grant of new options through the offer and under the terms of the 1997 Plan, you must continue to be employed by Virage or one of its subsidiaries as of the date the new options are granted.

        As discussed below, subject to the terms of this offer, we will not grant the new options until on or about the first business day which is at least six months and one day after the date we cancel the options accepted for exchange. We expect that we will grant the new options on August 7, 2002. If, for any reason, you do not remain an eligible employee of Virage or one of its subsidiaries through the date we grant the new options, you will not receive any new options or other consideration in exchange for your tendered options that have been accepted for exchange. (Page 17)

HOW MANY NEW OPTIONS WILL I RECEIVE IN EXCHANGE FOR MY TENDERED OPTIONS?

        This Offer to Exchange has a 1 to 1 ratio which means that we will grant you new options to purchase one share for each share subject to the options you tender. For example, if your old option covered 1,000 shares, your new option will cover 1,000 shares. New options will be granted under the 1997 Plan unless prevented by law or applicable regulations, and will be governed by the terms and conditions of the 1997 Plan. All new options will be subject to a new option agreement between you and us. You must execute the new option agreement, which may have different terms and conditions from the option agreement for your old options, before receiving new options. (Page 17)

        If you are subject to tax in the United Kingdom, you may also be required to execute an Election, as described in Section 15 of this Offer to Exchange.

WHEN WILL I RECEIVE MY NEW OPTIONS?

        We will not grant the new options until on or about the first business day which is at least six months and one day after the date we cancel the options accepted for exchange. If we cancel tendered options on February 6, 2002, which is the scheduled date for the cancellation of the options (the day following the expiration date of the offer), the new options will not be granted until August 7, 2002. However, if we extend the offer, the new options will be granted on a later date. You must be an eligible employee on the date we are granting the new options in order to be eligible to receive them. (Page 22)

WHY CAN'T I RECEIVE MY NEW OPTIONS IMMEDIATELY AFTER THE EXPIRATION DATE OF THE OFFER?

        If we were to grant the new options on any date which is earlier than six months and one day after the date we cancel the options accepted for exchange, we would be subject to onerous accounting charges. We would be required for financial reporting purposes to treat the new options as variable awards. This means that we would be required to record the non-cash accounting impact of market decreases and increases in the company's share price as a compensation expense for the new options issued under this offer. We would have to continue this variable accounting for these new options until they were exercised, forfeited or terminated. The higher the market value of our shares, the greater the compensation expense we would have to record. By deferring the grant of the new options for at least six months and one day, we believe we will not have to treat the new options as variable awards. (Page 31)

IF I TENDER OPTIONS IN THE OFFER, WILL I BE ELIGIBLE TO RECEIVE OTHER OPTION GRANTS BEFORE I RECEIVE MY NEW OPTIONS?

        No. If we accept options you tender in the offer, you may not receive any other option grants before you receive your new options. We will defer until the grant date of your new options any grant of other options, such as annual, bonus or promotional options, for which you may otherwise be eligible before the new option grant date. We may defer the grant to you of these other options if we determine it is necessary for us to do so to avoid incurring compensation expense against our earnings because of accounting rules that could apply to these interim option grants as a result of the offer. (Page 22)

WILL I BE REQUIRED TO GIVE UP ALL MY RIGHTS TO THE CANCELLED OPTIONS?

        Yes. Once we have accepted options tendered by you, your options will be cancelled and you will no longer have any rights under those options. (Page 21)

WHAT WILL THE EXERCISE PRICE OF THE NEW OPTIONS BE?

        The exercise price per share of the new options will be 100% of the fair market value of Virage common stock, as determined by the closing price reported by the Nasdaq National Market on the date of grant of the new options.

        Accordingly, we cannot predict the exercise price of the new options. Because we will not grant new options until on or about the first business day that is at least six months and one day after the date we cancel the options accepted for exchange, the new options may have a higher exercise price than some or all of your current options. We recommend that you evaluate current market quotes for our shares, among other factors, before deciding whether or not to tender your options. (Page 9)

WHAT HAPPENS IF THE FAIR MARKET VALUE OF VIRAGE COMMON STOCK ON THE DATE OF GRANT OF THE NEW OPTIONS IS HIGHER THAN THE EXERCISE PRICE OF THE CANCELLED OPTIONS?

        THERE IS A RISK THAT THE FAIR MARKET VALUE OF OUR COMMON STOCK ON THE DATE OF GRANT OF THE NEW OPTIONS WILL BE HIGHER THAN THE EXERCISE PRICE OF THE CANCELLED OPTIONS. IN THAT EVENT, THE NEW OPTIONS YOU WILL BE GRANTED IN EXCHANGE FOR THE CANCELLED OPTIONS WILL HAVE A HIGHER EXERCISE PRICE THAN THE OLD OPTIONS YOU WILL HAVE HAD CANCELLED.

WHEN WILL THE NEW OPTIONS VEST?

        Each new option granted will vest in accordance with the vesting schedule of the cancelled options. You will receive credit for vesting accrued prior to the cancellation of the tendered options and will receive credit for the period between the cancellation of the tendered options and the grant of the new options.

        Each new option granted will vest as follows:

        - any shares that were fully vested on the date that options tendered for exchange are cancelled will be fully vested,

        - all unvested shares on the date the options are cancelled that would have been fully vested on the date the new options are granted (at least six months and one day from the Cancellation
                Date) will be fully vested, and

        - all remaining unvested options will have a vesting schedule that is equivalent to what would have been in place had the cancelled option remained in effect.

        The following is an illustrative example:

        - An employee cancels an option that is 20/48th vested at the time of cancellation.

        -       The new grant occurs 6 months and one day after cancellation.

        - The replacement option will be 26/48th vested with respect to the total shares that would have been vested under the cancelled option at the time of grant of the new option.

        (Page 9)

WHAT IF VIRAGE ENTERS INTO A MERGER OR OTHER SIMILAR TRANSACTION?

        It is possible that, prior to the grant of new options, we might effect or enter into an agreement for a merger or other similar transaction whereby Virage is acquired by another company. The Promise to Grant Stock Option(s) that we will give you in connection with the exchange of the cancelled options is a binding commitment, and any successor to our company will honor that commitment, although you might receive options to purchase shares of a successor to our company rather than an option to purchase shares of Virage as part of the terms of a proposed merger. In a merger or similar transaction, you will receive that number of options in the successor or such other consideration that you would have been entitled to receive in exchange for the replacement option you would receive under this offer. If you receive options to purchase the successor company's stock, the exercise price of those options will be equal to the fair market value of that company's stock on the date of grant, which would remain at least six months and one day after the Cancellation Date.

        You should be aware that these types of transactions could have substantial effects on our share price, including potentially substantial appreciation in the price of our shares. Depending on the structure of this type of transaction, tendering optionholders might be deprived of any further price appreciation in the shares associated with the new options. For example, if our shares were acquired in a cash merger, the fair market value of our shares, and hence the price at which we grant the new options, would likely be a price at or near the cash price being paid for the shares in the transaction, yielding limited or no financial benefit to a recipient of the new options for that transaction. Optionholders who do not tender their old options in connection with this exchange offer will have their outstanding options treated in accordance with the terms of the plan under which they are granted, and if their options are assumed by the successor to our company in an acquisition, those options would be priced in accordance with the terms of the acquisition transaction. This could potentially result in a greater financial benefit for those optionholders who elected not to participate in this exchange offer if the terms of the acquisition transaction result in a more favorable exercise price for the assumed options which were not tendered.

        PLEASE NOTE: IF WE ARE ACQUIRED BY ANOTHER COMPANY, THAT COMPANY MAY, AS PART OF THE TRANSACTION OR OTHERWISE, DECIDE TO TERMINATE SOME OR ALL OF OUR EMPLOYEES PRIOR TO THE GRANT OF NEW OPTIONS UNDER THIS OPTION EXCHANGE PROGRAM. TERMINATION FOR THIS, OR ANY OTHER, REASON BEFORE THE REPLACEMENT OPTION IS GRANTED MEANS THAT YOU WILL NOT RECEIVE THE REPLACEMENT OPTION, NOR WILL YOU RECEIVE ANY OTHER CONSIDERATION FOR THE OPTIONS THAT WERE CANCELLED.

        (Page 23)

ARE THERE CIRCUMSTANCES WHERE I WOULD NOT BE GRANTED NEW OPTIONS?

        Possibly. Although we are not currently aware of any prohibitions under applicable law, it is possible that, even if we accept your tendered options, we will not grant new options to you if we are prohibited in the near future by applicable law or regulations from doing so. Such a prohibition could result from changes in the Securities and Exchange Commission rules, regulations or policies, Nasdaq listing requirements, accounting rules or foreign laws. We will use reasonable efforts to avoid or remedy any such prohibitions, but if it is applicable throughout the period after the date that is at least six months and one day after we cancel the options accepted for exchange (the period after the date we intend to grant the new options), you will not be granted a new option. We do not anticipate any such prohibitions. (Page 23)

        Also, if you are no longer an eligible employee on the date we grant new options, you will not receive any new options. (Page 17)

        You are reminded that, unless expressly provided in your employment agreement or by the laws of an applicable non-U.S. jurisdiction, your employment will remain "at-will" and can be terminated by you or Virage at any time, with or without cause or notice.

IF I CHOOSE TO TENDER AN OPTION WHICH IS ELIGIBLE FOR EXCHANGE, DO I HAVE TO TENDER ALL THE SHARES IN THAT OPTION?

        Yes. We are not accepting partial tenders of options. However, you may tender the remaining portion of an option which you have partially exercised. Accordingly, you may tender one or more of your option grants, but you must tender all of the unexercised shares subject to each option grant or none of those shares. For example and except as otherwise described below, if you hold
(1) an option to purchase 1,000 shares at $15.00 per share, 700 of which you have already exercised, (2) an option to purchase 1,000 shares at an exercise price of $10.00 per share and (3) an option to purchase 2,000 shares at an exercise price of $5.00 per share, you may tender:

        -       none of your options,

        - options with respect to the 300 remaining unexercised shares under the first option grant,

        - options with respect to all 1,000 shares under the second option grant,

        - options with respect to all 2,000 shares under the third option grant,

        - options with respect to all unexercised shares under two of the three option grants, or

        -       all options under all three of the option grants.


        You may not tender options with respect to only 150 shares (or any other partial amount) under the first option grant or less than all of the unexercised shares under the second and third option grants. (Page 21)

        Also, if you decide to tender any of your options, then you must tender all of your options that were granted to you during the six month period prior to the Commencement Date even if those options would not otherwise be eligible for exchange in this offer. This means that if you participate in the offer, you will be required to tender all options granted to you since July 7, 2001 including any options granted between the Commencement Date and the Cancellation Date. For example, if you received an option grant in August 2001 and a grant in October 2001 and you want to tender your August 2001 option grant, you would also be required to tender your October 2001 option grant. (Page 17).

WHAT HAPPENS TO OPTIONS THAT I CHOOSE NOT TO TENDER OR THAT ARE NOT ACCEPTED FOR EXCHANGE?

        Options that you choose not to tender for exchange or that we do not accept for exchange remain outstanding until they expire by their terms and retain their current exercise price and current vesting schedule.

        You should note that, if you are an employee who resides in the Unites States, there is a risk that any incentive stock options you have may be affected, even if you do not participate in the exchange. We believe that you will not be subject to current U.S. federal income tax if you do not elect to participate in the option exchange program. We also believe that the option exchange program will not change the U.S. federal income tax treatment of subsequent grants and exercises of your incentive stock options (and sales of shares acquired upon exercises of such options) if you do not participate in this offer to exchange options.

        However, the IRS may characterize this offer to exchange options as a "modification" of those incentive stock options, even if you decline to participate. In 1991, the IRS issued a private letter ruling in which another company's option exchange program was characterized as a "modification" of all of the incentive stock options that could be exchanged. This does not necessarily mean that our offer to exchange options will be viewed the same way. Private letter rulings given by the IRS contain the IRS's opinion regarding only the specific facts presented by a specific person or company. The person or company receiving the letter may rely on it, but no other person or company may rely on the letter ruling, nor may they assume the same opinion would apply to their situation, even if the facts at issue are similar. While such letters do not provide certainty, they may indicate how the IRS will view a similar situation. We therefore do not know if the IRS will assert the position that our offer constitutes a "modification" of incentive stock options eligible for tender. HOWEVER, A SUCCESSFUL ASSERTION BY THE IRS OF THIS POSITION COULD EXTEND AN INCENTIVE STOCK OPTIONS' HOLDING PERIOD TO QUALIFY FOR FAVORABLE TAX TREATMENT, BY RE-STARTING IT AS OF THE DATE WE COMMENCE THIS OFFER TO EXCHANGE OPTIONS. ACCORDINGLY, TO THE EXTENT YOU DISPOSE OF YOUR INCENTIVE STOCK OPTION SHARES PRIOR TO THE LAPSE OF THE NEW EXTENDED HOLDING PERIOD, YOUR INCENTIVE STOCK OPTION COULD BE TAXED SIMILARLY TO A NONSTATUTORY STOCK OPTION.

WILL I HAVE TO PAY TAXES IF I EXCHANGE MY OPTIONS IN THE OFFER?

        If you exchange your current options for new options, you should not be required under current law to recognize income for U.S. federal income tax purposes, or, if you are living or working in the United

Kingdom for income tax purposes there. Further, at the grant date of the new options you should not be required under current law to recognize income for U.S. federal income tax purposes, or, if you are living or working in the United Kingdom for income tax purposes there. Please see Sections 14 and 15 of the Offer to Exchange for a discussion of tax consequences which might apply to you as a result of participation in this offer.

        For employees residing both in and outside of the United States, we recommend that you consult with your own tax advisor to determine the tax and social insurance consequences of the offer under the laws of the country in which you live and work. In addition, we strongly urge you to read Sections 14 and 15 of the Offer to Exchange for a discussion of tax consequences which may apply to you as a result of participation in this offer. (Pages 32 to 36)

IF MY CURRENT OPTIONS ARE INCENTIVE STOCK OPTIONS, WILL MY NEW OPTIONS BE INCENTIVE STOCK OPTIONS?

        No. If your current options are incentive stock options, your new options will be granted as nonstatutory stock options. Incentive stock options can potentially have more favorable tax consequences than nonstatutory stock options, but only if certain requirements are met, including the requirement that shares represented by the incentive stock options are not sold until at least two years after the date of grant of the incentive stock options and at least one year after the date the incentive stock options are exercised. If the holder of incentive stock options sells the shares represented by these incentive stock options immediately following exercise, then that holder would not receive the favorable tax treatment generally associated with incentive stock options. (Page 32).

        Many of our employees do not hold the shares they acquire upon exercise of their incentive stock options for a sufficient period of time to realize the favorable tax benefits of incentive stock options.

        IF YOU ELECT TO CANCEL YOUR INCENTIVE STOCK OPTIONS, YOU WILL NOT RECEIVE THE POTENTIAL BENEFIT OF THESE FAVORABLE TAX CONSEQUENCES FROM THE REPLACEMENT NONSTATUTORY STOCK OPTIONS WHICH YOU RECEIVE IN EXCHANGE FOR YOUR INCENTIVE STOCK OPTIONS. YOU SHOULD CONSULT WITH YOUR PERSONAL TAX ADVISOR REGARDING ANY EFFECT THIS MAY HAVE ON YOUR SPECIFIC TAX SITUATION.

IF MY CURRENT OPTIONS ARE NONSTATUTORY STOCK OPTIONS, WILL MY NEW OPTIONS BE INCENTIVE STOCK OPTIONS OR NONSTATUTORY STOCK OPTIONS?

        If your current options are nonstatutory stock options, your new options will be granted as nonstatutory stock options.

WHEN WILL MY NEW OPTIONS EXPIRE?

        Your new options will expire on the earlier of:

        -       ten years from the date they are granted; or

        - upon termination of your employment with Virage as set forth under the terms of the 1997 Plan. (Page 25)

WHEN DOES THE OFFER EXPIRE? CAN THE OFFER BE EXTENDED, AND IF SO, HOW WILL I BE NOTIFIED IF IT IS EXTENDED?

        The offer expires on February 5, 2002, at 9:00 p.m., Pacific Standard Time, unless we extend it. We may, in our discretion, extend the offer at any time, but we cannot assure you that the offer will be extended or, if extended, for how long. If the offer is extended, we will make a public announcement of the extension no later than 6:00 a.m., Pacific Standard Time, on the next business day following the previously scheduled expiration of the offer period. (Page 19)

HOW DO I TENDER MY OPTIONS?

        If you decide to tender your options, you must deliver, before 9:00 p.m., Pacific Standard Time, on February 5, 2002 (or such later date and time as we may extend the expiration of the offer), a properly completed and executed Election Form and any other schedules required by the Election Form via facsimile (fax #(650) 573-3211), courier or hand delivery to Monica Wilson, Treasurer at Virage, Inc., 177 Bovet Road, Suite 520, San Mateo, California 94402. This is a one-time offer, and we will strictly enforce the tender offer period. We reserve the right to reject any or all tenders of options that we determine are not in appropriate form or that we determine are unlawful to accept. Subject to our rights to extend, terminate and amend the offer, we presently expect that we will accept all properly tendered options promptly after the expiration of the offer. (Page 19)

DURING WHAT PERIOD OF TIME MAY I WITHDRAW PREVIOUSLY TENDERED OPTIONS?

        You may withdraw your tendered options, and reject our offer, at any time before the offer expires at 9:00 p.m., Pacific Standard Time, on February 5, 2002. If we extend the offer beyond that time, you may withdraw your tendered options at any time until the extended expiration of the offer. In addition, although we presently intend to accept and cancel validly tendered options promptly after the expiration of this offer, if we have not accepted and cancelled your tendered options by March 1, 2002, you may withdraw your tendered options at any time after March 1, 2002. To withdraw tendered options, you must deliver to us via facsimile (fax # (650) 573-3211), courier or hand delivery to Monica Wilson, Treasurer at Virage, Inc., 177 Bovet Road, Suite 520, San Mateo, California 94402, a signed Notice to Withdraw from the Offer, with the required information while you still have the right to withdraw the tendered options. Once you have withdrawn options, you may re-tender options only by again following the delivery procedures described above. (Page 20)

        Please note that if you submit a Notice to Withdraw from the Offer, you will no longer participate in the offer. If you do not wish to withdraw all your tendered options from the offer, you should not submit a Notice to Withdraw from the Offer. If you wish to change your mind about which options to tender, you must submit a new Election Form. Please read the following question and answer regarding a change in election.

CAN I CHANGE MY ELECTION REGARDING PARTICULAR OPTIONS I TENDERED?

        Yes, you may change your election regarding particular options you previously tendered at any time before the offer expires at 9:00 p.m., Pacific Standard Time, on February 5, 2002. If we extend the offer beyond that time, you may change your election regarding particular tendered options at any time until the extended expiration of the offer. In order to change your election, you must deliver a new Election Form to us via facsimile (fax # (650) 573-3211), courier or hand delivery to Monica Wilson, Treasurer at Virage, Inc., 177 Bovet Road, Suite 520, San Mateo, California 94402, which includes the information regarding your new election, and is clearly dated after your original Election Form. Once we receive a new Election Form submitted by you, your previously submitted Election Form will be disregarded. (Page 20)

IS THIS A REPRICING?

        This is not a stock option repricing in the traditional sense. Under a traditional stock option repricing, an employee's current options would be immediately repriced and Virage would have a variable accounting charge against earnings.

WHY CAN'T VIRAGE JUST REPRICE MY OPTIONS, AS I HAVE SEEN DONE AT OTHER
COMPANIES?

        In 1998, the Financial Accounting Standards Board adopted unfavorable accounting charge consequences for companies that reprice options. If we were to simply reprice options, the company's potential for profitability in the future would be in serious jeopardy, as we would be required to take a charge against earnings on any future appreciation of the repriced options.

WHY CAN'T I JUST BE GRANTED ADDITIONAL OPTIONS?

        Because of the large number of underwater options currently outstanding at Virage, a total grant of additional options would have severe negative impact on Virage's dilution, outstanding shares and earnings per share. Additionally, Virage has a limited pool of options that it is allowed to grant without stockholder approval, and therefore our current reserves must be conserved for ongoing grants and new hires.

WOULDN'T IT BE EASIER TO JUST QUIT VIRAGE AND THEN GET REHIRED?

        This is not an alternative for us because this would be treated the same as a repricing if the rehire and resulting re-grant are within six months of the option cancellation date. Again, such a repricing would cause Virage to incur a variable accounting charge against earnings. In addition, by leaving Virage and being rehired later, you would not receive credit for prior service for vesting purposes.

CAN I HAVE SOME EXAMPLES OF HOW THE OFFER TO EXCHANGE MIGHT WORK?

Example 1:

        Assumptions:

        Your Hire Date: August 5, 2001

        Your Original Stock Option: 4,000 shares

        Your Original Stock Option Price: $10.00

        Your Original Vesting Schedule: 1,000 shares vest August 5, 2002, then monthly thereafter until fully vested in August 2005 or until termination of employment.

        Hypothetical Stock Price on New Options Grant Date, August 7, 2002:
        $5.00

        Using the above assumptions for the sake of illustrating the offer to exchange, if you properly tendered your options and we accepted them for exchange, we would cancel your original stock option on February 6, 2002. On the replacement grant date, which would be August 7, 2002, we would grant you a New Option for 4,000 shares, and in this example using the purely hypothetical stock price of $5.00, your new exercise price would be $5.00. The vesting schedule for this New

        Option otherwise will be the same as for the prior option, and therefore you will have vested 1,000 shares on August 7, 2002, then will vest monthly thereafter.

Example 2:

        Assumptions:

        Your Hire Date: November 7, 2000

        Your Original Stock Option: 4,000 shares

        Your Original Stock Option Price: $10.00

        Your Original Vesting Schedule: 1,000 shares vest November 7, 2001, then monthly thereafter until fully vested in November 2004 or until termination of employment.

        Hypothetical Stock Price on New Options Grant Date, August 7, 2002:
        $20.00

        Using the above assumptions for the sake of illustrating the offer to exchange, if you properly tendered your options and we accepted them for exchange, we would cancel your original stock option on February 6, 2002. On the replacement grant date, we would grant you a New Option for 4,000 shares, and in this example using the purely hypothetical stock price of $20.00, your new exercise price would be $20.00. (Please note that this is higher than your original stock option price.) Because the original option would have accrued a total of 21 months' worth of vesting credit as of August 7, 2002, the New Option will also be 21 months vested as of August 7, 2002 with respect to the same number of shares that would have vested under the original option.

WHAT DO VIRAGE AND THE BOARD OF DIRECTORS THINK OF THE OFFER?

        Although our Board of Directors has approved Virage's decision to make the offer, neither Virage nor our Board of Directors makes any recommendation as to whether you should tender or not tender your options. You must make your own decision whether or not to tender options. For questions regarding tax implications or other investment-related questions, you should talk to your own legal counsel, accountant and/or financial advisor.

WHOM CAN I TALK TO IF I HAVE QUESTIONS ABOUT THE OFFER?

        For additional information or assistance, you should contact:

        Frank Pao, Vice President, Business Affairs, or
        Monica Wilson, Treasurer
        Virage, Inc.
        177 Bovet Road
        Suite 520
        San Mateo, California 94402

        Frank Pao: (650) 573-3239
        Monica Wilson: (650) 581-8094

                   CERTAIN RISKS OF PARTICIPATING IN THE OFFER


        Participation in the offer involves a number of potential risks, including those described below. This list and the risk factors under the heading entitled "Factors that May Affect Future Results" in Virage's quarterly report on Form 10-Q filed November 9, 2001 highlight the material risks of participating in this offer. Eligible participants should carefully consider these risks and are encouraged to speak with an investment and tax advisor as necessary before deciding to participate in the offer. In addition, we strongly urge you to read the sections in this Offer to Exchange discussing tax consequences in the United States and the United Kingdom, as well as the rest of this Offer to Exchange, along with the memorandum from Alfred J. Castino dated January 7, 2002, the Election Form, and the Notice to Withdraw from the Offer, for a fuller discussion of the risks which may apply to you before deciding to participate in the exchange offer.


                                 ECONOMIC RISKS

PARTICIPATION IN THE OFFER WILL MAKE YOU INELIGIBLE TO RECEIVE ANY ADDITIONAL OPTION GRANTS UNTIL AUGUST 7, 2002 AT THE EARLIEST.

        Employees are generally eligible to receive option grants at any time that the Board of Directors or Compensation Committee chooses to make them. However, if you participate in the offer, you will not be eligible to receive any additional option grants until August 7, 2002 at the earliest.

IF VIRAGE IS ACQUIRED BY OR MERGES WITH ANOTHER COMPANY, YOUR CANCELLED OPTIONS MIGHT HAVE BEEN WORTH MORE THAN THE REPLACEMENT OPTIONS THAT YOU HAVE RECEIVED IN EXCHANGE FOR THEM.

        These types of transactions could have substantial effects on our stock price, including potentially substantial appreciation in the price of our stock. Depending on the structure of this type of transaction, tendering optionholders might be deprived of any further price appreciation in the stock associated with the new options.

        In addition, in the event of an acquisition of our company for stock, tendering optionholders might receive options to purchase shares of a successor to our company, where the exercise price of the new options would be equal to the fair market value of such acquirer's stock on the date the replacement options are granted. The replacement options are expected to be granted on August 7, 2002, which will be at least six months and one day after the cancellation of the tendered options. Optionholders who do not tender in the offer will have their outstanding options treated in accordance with the terms of the plan they are granted under and if their options are assumed by the successor to our company, those options would be priced in accordance with the terms of the transaction. This could potentially result in a greater financial benefit for those optionholders who opted not to participate in this offer and who instead retained their original options.

IF VIRAGE'S STOCK PRICE INCREASES AFTER THE DATE YOUR TENDERED OPTIONS ARE CANCELLED, YOUR CANCELLED OPTIONS COULD BE WORTH MORE THAN THE REPLACEMENT OPTIONS THAT YOU RECEIVED IN EXCHANGE FOR THEM.

        For example, if you cancel options with a $10 exercise price, and Virage's stock appreciates to $20 when the replacement grants are made, your replacement option will have a higher exercise price than the cancelled option.

IF YOUR EMPLOYMENT TERMINATES PRIOR TO THE GRANT OF THE REPLACEMENT OPTION, YOU WILL RECEIVE NEITHER A REPLACEMENT OPTION NOR THE RETURN OF YOUR CANCELLED OPTION.

        Once your option is cancelled, it has been eliminated completely. Accordingly, if your employment terminates for any reason prior to the grant of the replacement option, you will have the benefit of neither the cancelled option nor the replacement option.

IF YOUR EMPLOYMENT TERMINATES AS PART OF A REDUCTION-IN-FORCE PRIOR TO THE GRANT OF THE REPLACEMENT OPTION, YOU WILL RECEIVE NEITHER A REPLACEMENT OPTION NOR THE RETURN OF YOUR CANCELLED OPTION.

        Virage's revenues are dependent on the health of the economy and the growth of its customers and potential future customers. If the economic conditions in the United States remain stagnant or worsen or if a wider or global economic slowdown occurs, Virage may experience a material adverse impact on its business, operating results, and financial condition and may undertake various measures to reduce its expenses including, but not limited to, a reduction-in-force of certain of its employees. Should your employment be terminated as part of any such reduction-in-force, you will have the benefit of neither the cancelled option nor the replacement option.

IF YOUR EMPLOYMENT TERMINATES AS A RESULT OF AN ACQUISITION OR MERGER OF VIRAGE PRIOR TO THE GRANT OF THE REPLACEMENT OPTION, YOU WILL RECEIVE NEITHER A REPLACEMENT OPTION NOR THE RETURN OF YOUR CANCELLED OPTION.

        If Virage is acquired by another company, that company may, as part of the transaction or otherwise, decide to terminate some or all of our employees prior to the grant of new options under this option exchange program. Termination for this or any other reason before the replacement option is granted means that you will not receive the replacement option, nor will you receive any other consideration for the options that were cancelled.

                      TAX-RELATED RISKS FOR U.S. RESIDENTS

EVEN IF YOU ELECT NOT TO PARTICIPATE IN THE OPTION EXCHANGE PROGRAM, YOUR INCENTIVE STOCK OPTIONS MAY BE AFFECTED.

        We believe that you will not be subject to current U.S. federal income tax if you do not elect to participate in the option exchange program. We also believe that the option exchange program will not change the U.S. federal income tax treatment of subsequent grants and exercises of your incentive stock options (and sales of shares acquired upon exercises of such options) if you do not participate in this offer to exchange options.

        However, the IRS may characterize this offer to exchange options as a "modification" of those incentive stock options, even if you decline to participate. In 1991, the IRS issued a private letter ruling in which another company's option exchange program was characterized as a "modification" of all of the incentive stock options that could be exchanged. This does not necessarily mean that our offer to exchange options will be viewed the same way. Private letter rulings given by the IRS contain the IRS's opinion regarding only the specific facts presented by a specific person or company. The person or company receiving the letter may rely on it, but no other person or company may rely on the letter ruling, nor may they assume the same opinion would apply to their situation, even if the facts at issue are similar. While such letters do not provide certainty, they may indicate how the IRS will view a similar situation. We therefore do not know if the IRS will assert the position that our offer constitutes a "modification" of incentive stock options eligible for tender. A SUCCESSFUL ASSERTION BY THE IRS OF THIS POSITION COULD EXTEND AN INCENTIVE

STOCK OPTION'S HOLDING PERIOD TO QUALIFY FOR FAVORABLE TAX TREATMENT, BY RE-STARTING IT AS OF THE DATE WE COMMENCE THIS OFFER TO EXCHANGE OPTIONS. ACCORDINGLY, TO THE EXTENT YOU DISPOSE OF YOUR INCENTIVE STOCK OPTION SHARES PRIOR TO THE LAPSE OF THE NEW EXTENDED HOLDING PERIOD, YOUR INCENTIVE STOCK OPTION COULD BE TAXED SIMILARLY TO A NONSTATUTORY STOCK OPTION.

IF YOU ELECT TO EXCHANGE ANY INCENTIVE STOCK OPTIONS, YOU WILL RECEIVE NONSTATUTORY STOCK OPTIONS AS REPLACEMENT OPTIONS.

        Under the terms of the exchange offer, if you elect to cancel incentive stock options, you will receive nonstatutory stock options as replacement options. Nonstatutory stock options receive potentially less favorable tax treatment than incentive stock options and you should consult with your personal tax advisor regarding any effect that this may have with respect to your tax situation. (Page 20). IF YOU ELECT TO CANCEL YOUR INCENTIVE STOCK OPTIONS, YOU WILL NOT RECEIVE THE POTENTIAL BENEFIT OF THE FAVORABLE TAX TREATMENT RECEIVED BY INCENTIVE STOCK OPTIONS FROM THE REPLACEMENT NONSTATUTORY STOCK OPTIONS.

        WE STRONGLY RECOMMEND THAT YOU CONSULT WITH YOUR PERSONAL TAX ADVISOR PRIOR TO PARTICIPATING IN THE OPTION EXCHANGE PROGRAM.

            TAX-RELATED RISKS FOR TAX RESIDENTS OF THE UNITED KINGDOM

        Under general tax principles in the United Kingdom, you will not be subject to current tax at the time of cancellation if you elect to participate in the option exchange program. It should be noted that the value of shares could fluctuate downward as well as upward.

        You will be subject to income tax when you exercise the new option on the difference between the fair market value of the shares on the date of exercise and the exercise price. You will also be liable to pay employee's National Insurance Contributions ("NICs") on the proceeds at exercise if your earnings do not already exceed the maximum limit for NIC purposes - pound sterling 575 per week for the U.K. tax year 6 April 2001 to 5 April 2002.

        By accepting the new option, you will also be consenting to and agreeing to satisfy any liability that arises with respect to Secondary Class 1 National Insurance Contribution payments in connection with the exercise, assignment, release or cancellation of the option. If this has not yet been accomplished by your signing a relevant joint election form, this will be achieved by you signing a joint election between you and the Company or any subsidiary of the Company (the "Election") to provide for the transfer of Secondary Class 1 National Insurance Contribution liability. The format for this "Election" is attached to this Offer to Exchange as Appendix A. The amount of employer's NIC that you will pay on exercise is currently 11.9% of the gain made (the taxable amount) although you will receive tax relief on this additional payment. Please be sure to read Section 15 for further details and to consult your personal tax advisor.

        When you sell your shares, you may be subject to capital gains tax. The tax is due on any increase in the value of the stock between the date on which you exercised your options and the sale proceeds realized when you sell the shares. Any capital gains tax you may owe is subject to an annual personal exemption (currently pound sterling 7,500 for the U.K. tax year 6 April 2001 to 5 April 2002) and to taper relief calculated with reference to the period of time during which you held the shares.

        Please see Section 15 for a more detailed discussion of the potential tax consequences of participation in the option exchange program. WE STRONGLY RECOMMEND THAT YOU CONSULT WITH YOUR PERSONAL TAX ADVISOR PRIOR TO PARTICIPATING IN THE OPTION EXCHANGE PROGRAM.

        We believe you will not be subject to current tax in the United Kingdom if you elect not to participate in the option exchange program.

                             BUSINESS-RELATED RISKS

        For a description of risks related to Virage's business, please see
Section 20 of this Offer to Exchange.

                                  INTRODUCTION


        Virage, Inc. ("Virage," or the "Company," also referred to as "we" or "us") is offering to exchange certain outstanding, unexercised options to purchase shares of common stock of Virage issued under the Virage, Inc. 1997 Stock Option Plan (the "1997 Plan") with an exercise price equal to or greater than $5.00 per share which are held by eligible employees, for new options we will grant under the 1997 Plan.

        An "eligible employee" refers to an employee of Virage or one of our subsidiaries residing or working in the United Kingdom or the United States who are employees as of January 7, 2002 (the "Commencement Date") and through the Cancellation Date (as defined below). Certain of our affiliates, including the members of our Board of Directors, and our executive officers listed on Schedule B to this Offer to Exchange, are not eligible to participate in the exchange offer.

        We are making the offer upon the terms and the conditions described in this Offer to Exchange and in the related memorandum from Alfred J. Castino dated January 7, 2002 (the "Castino Memorandum"), the Election Form and the Notice to Withdraw from the Offer (which together, as they may be amended from time to time, constitute the "offer," "exchange offer" or "program").

        Each eligible employee who accepts the offer, and whose tender we accept will receive one share subject to a new option for each share subject to an option tendered.

        Subject to the terms and conditions of this offer, we will grant the new options on or about the first business day which is at least six months and one day after the date we cancel the options accepted for exchange. The grant date for the new options is expected to be August 7, 2002, unless the offer is extended, in which case the grant date of the new options will be at least six months and one day after the cancellation of the options accepted for exchange. You may only tender options for all or none of the outstanding, unexercised shares subject to an individual option grant. All tendered options accepted by us through the offer will be cancelled on the business day following the date the offer expires or promptly thereafter (the "Cancellation Date"). If we do not extend the Offer, the Cancellation Date will be February 6, 2002. If you tender any option grant for exchange, you will be required to also tender all option grants that you received during the six month period immediately prior to the Commencement Date, even if those options would not otherwise be eligible for exchange in this offer. This means that if you participate in the offer, you will be required to tender all options granted to you since July 7, 2001 including any options granted between the Commencement Date and the Cancellation Date.

        The offer is not conditioned on a minimum number of options being tendered. The offer is subject to conditions that we describe in Section 7 of this Offer to Exchange.

        If you tender options for exchange as described in the offer, and we accept your tendered options, then, subject to the terms of this offer, we will grant you new options under the 1997 Plan. Any new options granted under the 1997 Plan will be subject to the terms and conditions of the 1997 Plan. All new options granted pursuant to this offer will be nonstatutory stock options.

        The exercise price per share of the new options will be 100% of the fair market value of Virage common stock, as determined by the closing price reported by the Nasdaq National Market on the date of grant of the new options.

        The new options will vest in accordance with the vesting schedule of the cancelled options. Accordingly, each new option granted will vest as follows:

        - for all options, any shares that were fully vested on the date that the options tendered for exchange are cancelled will be fully vested on the date of grant of the new options,

        - for all options, all unvested shares on the date the options are cancelled that would have been fully vested on the date the new options are granted (at least six months and one day from the date the options are cancelled) will be fully vested, and

        - all remaining unvested options will have a vesting schedule that is equivalent to what would have been in place had the cancelled option remained in effect.

                For example:

                - An employee cancels an option that is 20/48th vested at the time of cancellation.

                - The new grant occurs 6 months and one day after cancellation.

                - The replacement option will be 26/48th vested with respect to the total shares that would have been vested under the cancelled option at the time of grant of the new option.

        As of January 1, 2002, options to purchase 6,964,428 of our shares were issued and outstanding, of which options to purchase approximately 5,243,802 of our shares, constituting approximately 75%, were held by eligible employees.

                                    THE OFFER


1.      Eligibility.

        Eligible employees may participate in this offer. An "eligible employee" refers to an employee of Virage or one of our subsidiaries residing or working in the United Kingdom or the United States who are employees as of the Commencement Date and through the Cancellation Date. Certain of our affiliates, including the members of our Board of Directors, and our executive officers listed on Schedule B to this Offer to Exchange, are not eligible to participate in the exchange offer.

        In order to receive a new option, you must continue to be an eligible employee as of the date the new options are granted, which will be at least six months and one day after the Cancellation Date. If Virage does not extend the offer period, the new options will be granted on August 7, 2002.

        Every eligible outstanding, unexercised option to purchase Virage Common Stock granted under the Virage, Inc. 1997 Stock Option Plan (the "1997 Plan") with an exercise price equal to or greater than $5.00 per share may be tendered for exchange. Each option grant that is tendered for exchange must be tendered for the entire portion of the option grant that remains outstanding and unexercised. If you tender any options for exchange, all options granted in the six months prior to the Commencement Date must also be tendered, even if those options would otherwise be ineligible for exchange (that is, even if they were granted under a plan other than the 1997 Plan or have an exercise price of less than $5.00 per share).

2.      Number of options; expiration date.

        Subject to the terms and conditions of the offer, we will exchange all outstanding, unexercised options granted pursuant to the 1997 Plan held by eligible employees that are properly tendered in accordance with Section 4 of this Offer to Exchange and not validly withdrawn in accordance with Section 5 before the "expiration date," as defined below, in return for new options. We will not accept partial tenders of option grants for portions of the shares subject to an individual option grant. Therefore, you may tender options for all or none of the unexercised shares subject to each of your eligible option grants. In addition, if you tender any option grant for exchange, you will be required to also tender all option grants that you received during the six month period prior to the Commencement Date, even if those options would not otherwise be eligible for exchange in this offer. This means that if you participate in the offer, you will be required to tender all options granted to you since July 7, 2001 including any options granted between the Commencement Date and the Cancellation Date.

        If your eligible options are properly tendered and accepted for exchange, these options will be cancelled and, subject to the terms of this offer, you will be entitled to receive one or more new options to purchase one share of common stock in exchange for each share subject to the options tendered by you and accepted for exchange, subject to adjustments for any stock splits, stock dividends and similar events. All new options will be subject to the terms of the 1997 Plan and to a new option agreement between you and us. Any new options granted under the 1997 Plan will be subject to the terms and conditions of the 1997 Plan.

        If, for any reason, you do not remain an eligible employee of Virage or its subsidiaries through the date we grant the new options, you will not receive any new options or other consideration in exchange for your tendered options that have been accepted for exchange. This means that if you quit, with or without a good reason, or die or we terminate your employment, with or without cause, prior to the date we grant the new options, you will not receive anything for the options that you tendered and we cancelled.

        The term "expiration date" means 9:00 p.m., Pacific Standard Time, on February 5, 2002, unless and until we, in our discretion, have extended the period of time during which the offer will remain open, in which event the term "expiration date" refers to the latest time and date at which the offer, as so extended, expires. See Section 16 of this Offer to Exchange for a description of our rights to extend, delay, terminate and amend the offer.

        If we decide to take any of the following actions, we will publish notice or otherwise inform you in writing of such action:

        - we increase or decrease the amount of consideration offered for the options,

        - we decrease the number of options eligible to be tendered in the offer, or

        - we increase the number of options eligible to be tendered in the offer by an amount that exceeds 2% of the shares issuable upon exercise of the options that are subject to the offer immediately prior to the increase.

        If the offer is scheduled to expire at any time earlier than the tenth
(10th) business day from, and including, the date that notice of the increase or decrease is first published, sent or given in the manner specified in Section 16 of this Offer to Exchange, we will extend the offer so that the offer is open at least ten (10) business days following the publication, sending or giving of notice.

        We will also notify you of any other material change in the information contained in this Offer to Exchange.

        For purposes of the offer, a "business day" means any day other than a Saturday, Sunday or federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, Eastern Standard Time.

3. Purpose of the offer.

        We issued our currently outstanding options to:

        - provide our employees with additional incentives and to promote the success of our business, and

        -       encourage our employees to continue their employment with us.

        One of the keys to our continued growth and success is the retention of our most valuable asset, our employees. The offer provides an opportunity for us to offer our eligible employees a valuable incentive to stay with Virage. Some of our outstanding options, whether or not they are currently exercisable, have exercise prices that are significantly higher than the current market price of our shares. We believe these options are unlikely to be exercised in the foreseeable future. By making this offer to exchange outstanding options for new options that will have an exercise price equal to the market value of the shares on the grant date, we intend to provide our eligible employees with the benefit of owning options that over time may have a greater potential to increase in value, create better performance incentives and thereby maximize stockholder value. It should be noted, however, that because we will not grant new options until at least six months and one day after the date we cancel the options accepted for exchange, the new options may have a higher exercise price than some or all of our currently outstanding options.

        Neither we nor our Board of Directors makes any recommendation as to whether you should tender or not tender your options, nor have we authorized any person to make any such recommendation. You are urged to evaluate carefully all of the information in this Offer to Exchange, the Castino Memorandum, the Election Form, and the Notice to Withdraw from the Offer and to consult your own investment and tax advisors. You must make your own decision whether or not to tender your options for exchange.

4.      Procedures for tendering options.

        Proper Tender of Options.

           To validly tender your options through the offer, you must, in accordance with the terms of the Election Form, properly complete, execute and deliver the Election Form to us via facsimile (fax # (650) 573-3211), courier or hand delivery to Monica Wilson, Treasurer at Virage, Inc., 177 Bovet Road, Suite 520, San Mateo, California 94402, along with any other required documents. Monica Wilson must receive all of the required documents before the expiration date. The expiration date is 9:00 p.m. Pacific Standard Time on February 5, 2002, unless we extend the offer period.

           The new Election form must be signed and dated and must specify:

           -    the name of the option holder who tendered the options,

           -    the grant number of all options to be tendered,

           -    the grant date of all options to be tendered,

           -    the exercise price of all options to be tendered, and

           - the total number of unexercised option shares subject to each option to be tendered.

           Except as described in the following sentences, the Election Form must be executed by the option holder who tendered the options to exactly as the optionholder's name appears on the option agreement or agreements evidencing the options. If the optionholder's name has legally been changed since the signing of the option agreement, the optionholder must submit proof of the legal name change. If the signature is by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or another person acting in a fiduciary or representative capacity, the signer's full title and proper evidence of the authority of such person to act in that capacity must be indicated on the Election Form.

           YOU MAY WITHDRAW YOUR TENDERED OPTIONS AT ANY TIME PRIOR TO THE EXPIRATION DATE, IN ACCORDANCE WITH SECTION 5 OF THE OFFER TO EXCHANGE. THE DELIVERY OF ALL DOCUMENTS, INCLUDING ELECTION FORMS AND ANY NOTICE TO WITHDRAW FROM THE OFFER AND ANY OTHER REQUIRED SCHEDULES, IS AT YOUR RISK. WE INTEND TO CONFIRM RECEIPT OF YOUR ELECTION FORM AND ANY NOTICE TO WITHDRAW FROM THE OFFER WITHIN TWO (2) BUSINESS DAYS OF RECEIPT; IF YOU DO NOT RECEIVE CONFIRMATION OF RECEIPT, IT IS YOUR RESPONSIBILITY TO ENSURE THAT WE HAVE RECEIVED YOUR ELECTION FORM AND ANY NOTICE TO WITHDRAW FROM THE OFFER.

        Determination of Validity; Rejection of Options; Waiver of Defects; No Obligation to Give Notice of Defects.

           We will determine, in our discretion, all questions as to the form of documents and the validity, form, eligibility, including time of receipt, and acceptance of any tender of options. Our determination of these matters will be final and binding on all parties. We reserve the right to reject any or all tenders of options that we determine are not in appropriate form or that we determine are unlawful to accept. Otherwise, we will accept properly and timely tendered options that are not validly withdrawn. We also reserve the right to waive any of the conditions of the offer or any defect or irregularity in any tender of any particular options. No tender of options will be deemed to have been properly made until all defects or irregularities have been cured by the tendering optionholder or waived by us. Neither we nor any other person are obligated to give notice of any defects or irregularities in tenders, nor will anyone incur any liability for failure to give any notice. This is a one-time offer, and we will strictly enforce the offer period, subject only to an extension which we may grant in our sole discretion.

        Our Acceptance Constitutes an Agreement.

           Your tender of options pursuant to the procedures described above constitutes your acceptance of the terms and conditions of the offer. OUR ACCEPTANCE FOR EXCHANGE OF THE OPTIONS TENDERED BY YOU THROUGH THE OFFER WILL CONSTITUTE A BINDING AGREEMENT BETWEEN US AND YOU UPON THE TERMS AND SUBJECT TO THE CONDITIONS OF THE OFFER.

           Subject to our right to extend, terminate and amend the offer, we presently expect that we will accept all properly tendered options that have not been validly withdrawn promptly after the expiration of the offer.

5.      Withdrawal Rights and Change of Election.

           You may only withdraw your tendered options or change your election in accordance with the provisions of this Section.

           You may withdraw your tendered options at any time before 9:00 p.m., Pacific Standard Time, on February 5, 2002. If we extend the offer beyond that time, you may withdraw your tendered options at any time until the extended expiration of the offer. We expect to accept and cancel all properly tendered options promptly after the expiration of the offer. However, if we have not accepted and cancelled your tendered options for exchange by 9:00 p.m., Pacific Standard Time, on March 1, 2002, you may withdraw your tendered options at any time after March 1, 2002.

           To validly withdraw tendered options, you must deliver via facsimile (fax # (650) 573-3211), courier or hand delivery to Monica Wilson, Treasurer at Virage, Inc., 177 Bovet Road, Suite 520, San Mateo, California 94402, in accordance with the procedures listed in Section 4 above, a signed and dated Notice to Withdraw from the Offer, with the required information, while you still have the right to withdraw the tendered options.

           To validly change your election regarding the tender of particular options, you must deliver a new Election Form via facsimile (fax # (650) 573-3211), courier or hand delivery to Monica Wilson, Treasurer at Virage, Inc., 177 Bovet Road, Suite 520, San Mateo, California 94402, in accordance with the procedures listed in Section 4 above and prior to the expiration of the Offer. If you deliver a new Election Form that is properly signed and dated, it will replace any previously submitted Election Form, which will be disregarded. The new Election Form must be signed and dated and must specify:

           -    the name of the optionholder who tendered the options,

           -    the grant number of each option to be tendered,

           -    the grant date of each option to be tendered,

           -    the exercise price of each option to be tendered, and

           - the total number of unexercised option shares subject to each option to be tendered.

           It should be noted that if you change your election regarding the tender of certain option grants, in order to participate in the offer, you must tender all options granted to you within the six month period prior to the Commencement Date, i.e. since July 7, 2001, including any options granted between the Commencement Date and the Cancellation Date, even if those options would not otherwise be eligible for exchange in this offer.

           The Notice to Withdraw from the Offer and any new or amended Election Form must be executed by the optionholder who tendered the options to be withdrawn exactly as the optionholder's name appears on the option agreement or agreements evidencing such options; however, if the optionholder's name has legally been changed since the signing of the option agreement, the optionholder must submit proof of the legal change. If the signature is by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or another person acting in a fiduciary or representative capacity, the signer's full title and proper evidence of the authority of such person to act in that capacity must be indicated on the notice of withdrawal or the new election.

           You may not rescind any withdrawal, and any options you withdraw will thereafter be deemed not properly tendered for purposes of the offer, unless you properly re-tender those options before the expiration date by following the procedures described in Section 4.

           Neither we nor any other person are obligated to give notice of any defects or irregularities in any Notice to Withdraw from the Offer or any new or amended Election Form, nor will anyone incur any liability for failure to give any notice. We will resolve, in our discretion, all questions as to the form and validity, including time of receipt, of any Notices to Withdraw from the Offer and any new or amended Election Forms. Our determination of these matters will be final and binding.

           THE DELIVERY OF ALL DOCUMENTS, INCLUDING ELECTION FORMS AND ANY NOTICE TO WITHDRAW FROM THE OFFER AND ANY OTHER REQUIRED SCHEDULES, IS AT YOUR RISK. WE INTEND TO CONFIRM RECEIPT OF YOUR ELECTION FORM AND ANY NOTICE TO WITHDRAW FROM THE OFFER WITHIN TWO (2) BUSINESS DAYS OF RECEIPT; IF YOU DO NOT RECEIVE CONFIRMATION OF RECEIPT, IT IS YOUR RESPONSIBILITY TO ENSURE THAT WE HAVE RECEIVED YOUR ELECTION FORM AND ANY NOTICE TO WITHDRAW FROM THE OFFER.

6.      Acceptance of options for exchange and issuance of new options.

           Upon the terms and conditions of the offer and promptly following the expiration date, we will accept for exchange and will cancel those options that are properly tendered and not validly withdrawn before the expiration date. Once the options are cancelled, you will no longer have any rights with respect to those options. Subject to the terms and conditions of this offer, if your options are properly tendered and accepted for exchange, these options will be cancelled as of the date of our acceptance, which we anticipate to be February 6, 2002, and you will be granted new options on or about the first business day that is at least six months and one day after the date we cancel the options accepted for exchange.

           Regardless of whether your tendered options are incentive stock options or nonstatutory stock options, your newly granted options will be nonstatutory stock options. Thus, subject to the terms and conditions of this offer, if your options are properly tendered by 9:00 p.m., Pacific Standard Time, on February 5, 2002 (the scheduled expiration date of the offer) and are accepted for exchange and cancelled on February 6, 2002 you will be granted new nonstatutory stock options on or about August 7, 2002, unless this offer is extended.

           Incentive stock options can potentially have more favorable tax consequences than nonstatutory stock options, but only if certain requirements are met, including the requirement that shares represented by the incentive stock options are not sold until at least two years after the date of grant of the incentive stock options and at least one year after the date the incentive stock options are exercised. If the holder of incentive stock options sells the shares represented by these incentive stock options immediately following exercise, then that holder would not receive the favorable tax treatment generally associated with incentive stock options. Many of our employees do not hold the shares they acquire upon exercise of their incentive stock options for a sufficient period of time to realize the favorable tax benefits of incentive stock options.

           PLEASE NOTE: IF YOU ELECT TO CANCEL YOUR INCENTIVE STOCK OPTIONS, YOU WILL NOT RECEIVE THE POTENTIAL BENEFIT OF THESE FAVORABLE TAX CONSEQUENCES FROM THE REPLACEMENT NONSTATUTORY STOCK OPTIONS. YOU SHOULD CONSULT WITH YOUR PERSONAL TAX ADVISOR REGARDING ANY EFFECT THIS MAY HAVE ON YOUR SPECIFIC TAX SITUATION.

           If we accept and cancel options properly tendered for exchange after February 6, 2002, the period in which the new options will be granted will be similarly delayed. Promptly after we accept and cancel options tendered for exchange, we will issue to you a Promise to Grant Stock Option(s), by which we will commit to grant stock options to you on a date no earlier than August 7, 2002 covering the same number of shares as the options cancelled pursuant to this offer, provided that you remain an eligible employee on the date on which the grant is to be made.

           If we accept options you tender in the offer, we will defer any grant to you of other options, such as annual, bonus, or promotional options, for which you may be eligible before the new option grant date, so that you are granted no new options for any reason until at least six months and one day after any of your tendered options have been cancelled. We will defer the grant to you of these other options in order to avoid incurring compensation expense against our earnings as a result of accounting rules that could apply to such interim option grants as a result of the offer.

           This Offer has a 1 to 1 ratio, which means that your new options will entitle you to purchase one share of our common stock for each share of common stock subject to the options you tender, as adjusted for any stock splits, stock dividends and similar events. For example, if your old option was for 1,000 shares, your new option will be for 1,000 shares. If, for any reason, you are not an employee of Virage or its subsidiaries through the date we grant the new options, you will not receive any new options or other consideration in exchange for your tendered options which have been cancelled pursuant to this offer.

           Of course, it is possible that, prior to the grant of new options, we might effect or enter into an agreement such as a merger or other similar transaction, in which case you might receive options to purchase shares of a successor to our company rather than an option to purchase shares of our company as part of the terms of a proposed merger. In such a merger or similar transaction, you will receive that number of options in the successor or such other consideration that you would have been entitled to receive in exchange for the replacement option you would receive under this offer. If you receive options to purchase the successor company's stock, the exercise price of those options will be equal to the fair market value of that company's stock on the date of grant, which would remain at least six months and one day after the Cancellation Date.

           We will not accept partial tenders of your eligible option grants. However, you may tender the remaining portion of an option which you have partially exercised. Accordingly, you may tender one or more of your option grants, but you may only tender all of the unexercised shares subject to that option or none of those shares. In addition, if you tender any option grant for exchange, you will be required to also tender all option grants that you received during the six month period prior to the Commencement Date, even if those options would not otherwise be eligible for exchange in this offer. This means that if you participate in the offer, you will be required to tender all options granted to you since July 7, 2001 including any options granted between the Commencement Date and the Cancellation Date.

           Within two (2) business days of the receipt of your Election Form or your Notice to Withdraw from the Offer, Virage intends to e-mail a Confirmation of Receipt. However, this is not by itself an acceptance of your options for exchange. For purposes of the offer, we will be deemed to have accepted your options for exchange that are validly tendered and not properly withdrawn as of when we give oral or written notice to Monica Wilson, or to the optionholders generally of our acceptance for exchange of such options, which notice may be made by press release. Subject to our rights to extend, terminate and amend the offer, we presently expect that we will accept all properly tendered options that are not validly withdrawn promptly after the expiration of the offer. Options accepted for exchange will be cancelled on the Cancellation Date, which we presently expect to be February 6, 2002.

7.      Conditions to the offer.

           Notwithstanding any other provision of the offer, we will not be required to accept any options tendered for exchange, and we may terminate or amend the offer, or postpone our acceptance and cancellation of any options tendered for exchange, in each case, subject to Rule 13e-4(f)(5) under the Securities Exchange Act, if at any time on or after January 7, 2002, and prior to the expiration date, any of the following events has occurred, or has been determined by us to have occurred, and, in our reasonable judgment in any case and regardless of the circumstances giving rise to the event, including any action or omission to act by us, the occurrence of such event or events makes it inadvisable for us to proceed with the offer or with such acceptance and cancellation of options tendered for exchange:

           - there shall have been threatened or instituted or be pending any action or proceeding by any governmental, regulatory or administrative agency or authority that directly or indirectly challenges the making of the offer, the acquisition of some or all of the tendered options pursuant to the offer, or the issuance of new options, or otherwise relates in any manner to the offer, or that, in our reasonable judgment, could materially and adversely affect our business, condition, income, operations or prospects or materially impair (such as by increasing the accounting or other costs of the offer to Virage) the contemplated benefits of the offer to Virage, where the contemplated benefits include the opportunity to align employee and stockholder interests and offer eligible employees a valuable incentive to stay with Virage and to achieve high levels of performance;

           - there shall have been any action threatened, pending or taken, or approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be eligible to the offer or Virage, by any court or any authority, agency or tribunal that, in our reasonable judgment, would or might directly or indirectly:

           (1) make the acceptance for exchange of, or issuance of new options for, some or all of the tendered options illegal or otherwise restrict or prohibit consummation of the offer or that otherwise relates in any manner to the offer;

           (2) delay or restrict our ability, or render us unable, to accept for exchange, or issue new options for, some or all of the tendered options;

           (3) materially impair (such as by increasing the accounting or other costs of the offer to Virage) the contemplated benefits include the opportunity to align employee and stockholder interests and offer eligible employees a valuable incentive to stay with Virage and to achieve high levels of performance; or

           (4) materially and adversely affect Virage's business, condition, income, operations or prospects or materially impair (such as by increasing the accounting or other costs of the offer to Virage) the contemplated benefits of the offer to Virage, where the contemplated benefits include the opportunity to align employee and stockholder interests and offer eligible employees a valuable incentive to stay with Virage and to achieve high levels of performance;

        - there shall have occurred any change, development, clarification or position taken in generally accepted accounting standards that could or would require us to record compensation expense against our earnings in connection with the offer for financial reporting purposes;

        -       there shall have occurred:

           (1) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market;

           (2) the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory; or

           (3) any limitation (whether or not mandatory) by any governmental, regulatory or administrative agency or authority on, or any event that, in our reasonable judgment, might affect the extension of credit to us by banks or other lending institutions in the United States.

        - a tender or exchange offer for some or all of our shares, or a merger of or acquisition proposal for Virage, shall have been proposed, announced or made by another person or entity or shall have been publicly disclosed; or

        - any change or changes shall have occurred in Virage's business, condition, assets, income, operations, prospects or stock ownership that, in our reasonable judgment, is or may be material to Virage or may materially impair the contemplated benefits of the offer to Virage.

        The conditions to the offer are for Virage's benefit. We may assert them in our discretion regardless of the circumstances giving rise to them before the expiration date. We may waive them, in whole or in part, at any time and from time to time prior to the expiration date, in our discretion, whether or not we waive any other condition to the offer. Our failure at any time to exercise any of these rights will not be deemed a waiver of any such rights. The waiver of any of these rights with respect to particular facts and circumstances will not be deemed a waiver with respect to any other facts and circumstances. Any determination we make concerning the events described in this Section 7 will be final and binding upon all persons.

8.      Price range of shares underlying the options.

           The shares underlying your options are currently traded on the Nasdaq National Market under the symbol "VRGE." The following table shows, for the periods indicated, the high and low sales prices per share of our common stock as reported by the Nasdaq National Market, as adjusted for stock dividends and stock splits.


                                                                 HIGH            LOW
                                                               ---------      ---------
FISCAL YEAR 2002*
   Third Quarter (through December 31, 2001) .........         $    3.47      $    1.61
   Second Quarter ....................................              4.15           1.65
   First Quarter .....................................              5.90           1.81

FISCAL YEAR 2001*
   Fourth Quarter ....................................              7.50           1.81
   Third Quarter .....................................             18.38           4.63
   Second Quarter ....................................             30.63          10.00
   First Quarter (from June 29, 2000) ................             22.00          14.48

* Virage's fiscal year begins April 1 and ends March 31.

           As of January 2, 2002, the closing price of our common stock, as reported by the Nasdaq National Market, was $3.06 per share.

           WE RECOMMEND THAT YOU EVALUATE CURRENT MARKET QUOTES FOR OUR COMMON STOCK, AMONG OTHER FACTORS, BEFORE DECIDING WHETHER OR NOT TO TENDER YOUR OPTIONS.

9.      Source and amount of consideration; terms of new options.

        Consideration.

           We will issue new options to purchase shares of common stock under the 1997 Plan in exchange for the outstanding options properly tendered and accepted for exchange by us which will be cancelled. The number of shares subject to the new options to be granted to each optionholder will depend on the number of shares subject to the options tendered. For each option tendered by the optionholder and accepted for exchange and cancelled by us, the number of shares subject to the new option will be equal to the same number of shares subject to the cancelled option, as adjusted for any stock splits, reverse stock splits, stock dividends and similar events. If we receive and accept tenders of all outstanding options from eligible employees, subject to the terms and conditions of this offer we will grant new options to purchase a maximum of approximately 2,760,250 shares of common stock. The shares issuable upon exercise of these new options would equal approximately 12% of the total shares of our common stock outstanding as of January 1, 2002 (including such shares as outstanding for purposes of this calculation).

        Terms of New Options.

           If you tender options for exchange as described in the offer, and we accept your tendered options, then, subject to the terms of this offer, we will grant you new options under the 1997 Plan. Any new options granted under the 1997 Plan will be subject to the terms and conditions of the 1997 Plan. For each new option granted, a new option agreement (an "Option Agreement") will be entered into between Virage and each optionholder who has tendered options in the offer.

           The terms and conditions of the new options may vary from the terms and conditions of the options tendered for exchange, but generally will not substantially or adversely affect the rights of optionholders. However, you should note that all new options granted pursuant to this offer will be nonstatutory stock options, even if the options tendered for exchange and cancelled were incentive stock options. Nonstatutory stock options receive tax treatment which is generally less favorable than the treatment received by incentive stock options.

           Please read "U.S. Federal Income Tax Consequences" later in this section, as well as Section 14 for a discussion of the potential tax consequences for United States employees. If you are a tax resident of the United Kingdom, you may be required to execute an Election, as described in
Section 15, in order to receive your new option. Please read Section 15 for an explanation of the Election and a discussion of the tax consequences which may apply to you.

           In addition, you should note that because we will not grant new options until at least six months and one day after the date we cancel the options accepted for exchange, the new options may have a higher exercise price than some or all of the cancelled options. The following descriptions summarize the material terms of the 1997 Plan.

        1997 PLAN

           The maximum number of shares of Virage's common stock which may currently be issued over the term of the 1997 Plan may not exceed 7,530,438 shares. In addition, the 1997 Plan provides that the number of shares reserved under the 1997 Plan automatically increases annually by (1) the lesser of 1,000,000 shares, (2) 5% of the total amount of shares of common stock then issued and outstanding, or (3) a lesser number of shares as determined by the Board of Directors. Our 1997 Plan permits the granting of options intended to qualify as incentive stock options under the Internal Revenue Code and options that do not qualify as incentive stock options, referred to as nonstatutory stock options (together, the "Options").

        Administration of the 1997 Plan

           The 1997 Plan is administered by the Board of Directors (the "Plan Administrator"). Subject to the other provisions of the 1997 Plan, the Plan Administrator has the power to determine the provisions, terms and conditions of each Option granted under the 1997 Plan.

           The Plan Administrator has sole discretion as to the interpretation and construction of any provision of the 1997 Plan, and the determination of the terms and conditions (not inconsistent with the terms of the 1997 Plan) of Options thereunder, including without limitation (1) determination of the fair market value of the Common Stock, the exercise or purchase price of Options granted and the vesting and exercisability thereof, the number of shares subject to an Option, and which employees and consultants will receive Options; (2) approval of the forms of agreement under the 1997 Plan; (3) modification or amendment of the 1997 Plan or any Option granted thereunder; and (4) determination of the provisions, terms and conditions of each Option.

        General Terms of Options Granted under the 1997 Plan

           The terms and conditions of the 1997 Plan are summarized below. In addition, each option will be subject to the terms and conditions of the Option Agreement pursuant to which the option is granted. The form of such Option Agreement and the terms and conditions thereof will be determined from time to time by the Plan Administrator. Such terms and conditions may include, but are not limited to:

           -    vesting schedules,

           -    repurchase provisions,

           -    rights of first refusal,

           -    form of payment,

           -    forfeiture provisions, and

           -    satisfaction of performance criteria.

           Vesting. The vesting schedule of options granted under the 1997 Plan is determined by the Plan Administrator. Options granted by us under the 1997 Plan generally vest at a rate of 25% of the shares subject to the option after twelve months, and then 1/48th of the shares subject to the option vest each month thereafter, provided the employee remains continuously employed by Virage.

           With the exceptions noted below, each new option granted will vest in accordance with the vesting schedule of the cancelled options. Accordingly, each new option granted will vest as follows:

           - any shares that were fully vested on the date the old options are cancelled will be fully vested on the date of grant of the new options;

           - all unvested shares on the date the old options are cancelled that would have been fully vested on the date the new options are granted (at least six months and one day from the Cancellation Date) will be fully vested; and

           - all remaining unvested options will have a vesting schedule that is equivalent to what would have been in place had the cancelled option remained in effect.

                For example:

           - An employee cancels an option that is 20/48th vested at the time of cancellation.

           -    The new grant occurs 6 months and one day after cancellation.

           - The replacement option will be 26/48th vested with respect to the total shares that would have been vested under the cancelled option at the time of grant of the new option.

        Term. The term of each option is stated in the applicable Option Agreement. Options granted under the 1997 Plan generally have a term of ten (10) years. Incentive Stock Options granted to an employee who, at the time the incentive stock option is granted, owns stock representing more than 10% of the voting rights of all classes of stock of Virage or an affiliate company have a term of no more than five (5) years. However, none of the new options granted under this offer will be incentive stock options.

        Exercise or Purchase Price. The exercise price per share for an option will be 100% of the fair market value on the date of grant, as determined by the closing price of Virage's common stock reported by the Nasdaq National Market on the date of grant.

        Accordingly, we cannot predict the exercise price of the new options. Your new options may have a higher exercise price than some or all of your current options. We recommend that you evaluate current market quotes for our shares, among other factors, before deciding whether or not to tender your options.

        Transferability. Options may not be transferred except (1) by will or the laws of descent and distribution, (2) in the event of your death, options may be exercised by a person who acquires the right to exercise the option by bequest or inheritance, or (3) to the extent permitted by the Board of Directors, in its discretion, and as provided in the Option Agreement.

        Means of Payment. Payment of the purchase price for shares of Common Stock issued upon exercise of an option may be made by such means as the Plan Administrator determines. Such means may generally include the following:

        -       cash,

        -       check,

        -       promissory note,

        -       certain shares of Common Stock of the Company,

        - assignment of a part of the proceeds from the sale or loan with respect to some or all of the shares of Common Stock acquired upon exercise or purchase of the option,

        - such other consideration as may be approved by the Board of Directors from time to time to the extent permitted by law, or

        -       any combination of the foregoing.

        Exercise of Options; Dividend and Voting Rights. An option is exercised when (1) written notice has been given to the Company in accordance with the terms of the option by the person entitled to exercise the option and (2) full payment for the shares with respect to which the option is exercised has been received by the Company. Notwithstanding the exercise of an option, until the issuance (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company) of the stock certificate evidencing such shares of Common Stock, no right to vote or receive dividends or any other rights as a stockholder will exist with respect to shares underlying such option.

        Termination of Employment. An option may not be exercised after the termination date of the option as set forth in the Option Agreement. New options granted pursuant to this offer will have a maximum term of ten years from the date of grant. After the termination of the participant's continuous service as an employee, consultant or director of the Company, the participant may exercise his or her option (to the extent that the participant was entitled to exercise it at the date of termination) only to the extent provided in the Option Agreement. If, after termination, the participant does not exercise his or her option within the time specified in the Option Agreement, the option shall terminate, and the shares covered by such option shall revert to and again become available for issuance under the 1997 Plan. If no time period is specified in your option agreement, you may generally exercise your options within three months of your termination of service; however, if your termination of service is due to death or disability, you or your estate may exercise your options within twelve months of your death or disability.

        The termination of your option under the circumstances specified in this section will result in the termination of your interests in the 1997 Plan. In addition, your option may terminate, together with our stock option plans and all other outstanding options issued to other employees, following the occurrence of certain corporate events, as described below.

        Termination of Employment Before the New Options are Granted. If, for any reason, you are not an eligible employee of Virage from the date you tender options through the date we grant the new options, you will not receive any new options or any other consideration in exchange for your tendered options that have been accepted for exchange. This means that if you quit, with or without good reason, or die, or we terminate your employment, with or without cause, before the date we grant the new options, you will not receive anything for the options that you tendered and which we cancelled.

        Adjustments Upon Certain Events.

        Events Occurring Before the New Options are Granted. In the event there is a sale of all or substantially all of our assets or a merger in which Virage is not the surviving entity that occurs BEFORE new options are granted pursuant to this offer, the surviving entity will honor any Promises to Grant Stock Option(s), provided that you might receive options to purchase shares of a successor to our company rather than an option to purchase shares of our company as part of the terms of a proposed merger. In such a merger or similar transaction, you will receive that number of options in the successor or such other consideration that you would have been entitled to receive in exchange for the replacement option you would receive under this offer. If you receive options to purchase the successor company's stock, the exercise price of those options will be equal to the fair market value of that company's stock on the date of grant, which would remain at least six months and one day after the Cancellation Date.

        Events Occurring After the New Options are Granted. In the event we are acquired AFTER the new options have been granted through the sale of all or substantially all of our assets, a merger or other business combination in which the Company is not the surviving entity, any reverse merger where the Company is the surviving entity but more than 50% of the Company's combined voting power is transferred to a person(s) different from those holding such voting power immediately prior to such acquisition or an acquisition by any person or related group of persons, other than the Company, of beneficial ownership of securities possessing more than 50% of the total combined voting power of the Company's outstanding securities, all outstanding options under the 1997 Plan will terminate unless assumed or substituted by the successor company or its parent, except as otherwise provided in a specific Option Agreement. However, if after such a transaction, less than 50% of the voting power of Virage has been transferred to another person or company, the options will continue in effect.

        Capital Changes.

        If there is any change in the Common Stock subject to the 1997 Plan, through stock split, reverse stock split, stock dividend, combination or reclassification of the Common Stock merger, consolidation, acquisition of the property or equity securities of the Company, any separation of the Company, reorganization, partial or complete liquidation or any other similar event resulting in an increase or decrease in the number of issued shares of Common Stock, the Plan Administrator shall make appropriate adjustments, subject to any required stockholder action, to the number of shares covered by each option, the number of shares authorized for issuance under the 1997 Plan, the price per share and any other terms the Plan Administrator determines require adjustment.

        Registration of Option Shares.

        7,530,438 shares of common stock issuable upon exercise of options under our 1997 Plan have been registered under the Securities Act on registration statements on Form S-8 filed with the SEC. All the shares issuable upon exercise of all new options to be granted before the offer will be registered under the Securities Act. Unless you are one of our affiliates, you will be able to sell your option shares free of any transfer restrictions under applicable U.S. securities laws.

        Amendment and Termination.

        The 1997 Plan will continue in effect until December 2007, unless sooner terminated by the Board. The Board may amend the 1997 Plan at any time or from time to time or may suspend or terminate it, without approval of the stockholders, except as required by law. However, no action by the Board or stockholders may alter or impair any option previously granted under the 1997 Plan.

        U.S. Federal Income Tax Consequences under the 1997 Plan

        You should refer to Section 14 of this Offer to Exchange for a discussion of the U.S. federal income tax consequences of the new options and the options tendered for exchange, as well as the consequences of accepting or rejecting the new options under this offer to exchange. If you are an employee based in the United Kingdom, you should refer to Section 15 of this Offer to Exchange for a discussion of income tax consequences of the new options and the options tendered for exchange which may apply to you. We strongly recommend that you consult with your own tax advisor to determine the tax and social insurance consequences of this transaction under the laws of the country in which you live and work.

        Our statements in this Offer to Exchange concerning the 1997 Plan and the new options are merely summaries and do not purport to be complete. The statements are subject to, and are qualified in their entirety by reference to, all provisions of 1997 Plan and the form of option agreement under the 1997 Plan. Please contact Monica Wilson, Treasurer, at Virage, Inc., 177 Bovet Road, Suite 520, San Mateo, California 94402 (telephone: (650) 581-8094), to receive a copy of the 1997 Plan and the form of option agreement thereunder. We will promptly furnish you copies of these documents at our expense.

10.     Information concerning Virage.

           We provide software and application services that enable video for strategic online applications. Depending on their particular needs and resources, video content owners may elect either to license our software products or to subscribe to our application services. Our customers include media and entertainment companies, other corporations, governments agencies and educational institutions.

           Our principal executive offices are located at 177 Bovet Road, Suite 520, San Mateo, California 94402, and our telephone number is (650) 573-3210. We were incorporated in Delaware in March 1995.

           Please review our annual report on Form 10-K for the fiscal year ended March 31, 2001 and our quarterly report on Form 10-Q for the quarterly period ended September 30, 2001, both of which are being delivered to eligible employees with this Offer to Exchange for important financial and other information about us. Also, see "Additional Information" in Section 18 for instructions on how you can obtain copies of our SEC filings, including filings that contain our financial statements.

11. Interests of directors and officers; transactions and arrangements concerning the options.

           A list of our directors and executive officers is attached to this Offer to Exchange as Schedule A. As of January 4, 2002, our directors and executive officers, as a group, beneficially owned options outstanding to purchase a total of 4,173,095 of our shares, which represented approximately 57% of the shares subject to all options outstanding as of that date. As of January 4, 2002, options to purchase 1,653,751 of our shares, which represented approximately 23% of the shares subject to all options outstanding as of that date, were owned by certain of our affiliates, including our directors and executive officers listed on Schedule B, and are not eligible to be tendered in the offer. Attached to this Offer to Exchange as Schedule C is a table indicating Virage's stock that is beneficially owned by each of our directors and executive officers as of January 4, 2002.

           In the sixty (60) days prior to and including January 4, 2002, the executive officers and directors of Virage, as listed on Schedule A to this Offer to Exchange, had the transaction(s) in Virage shares as set forth in Schedule D to this Offer to Exchange. Except as otherwise described in Schedule D, there have been no transactions in options to purchase our shares or in our shares which were effected during the 60 days prior to and including January 4, 2002 by Virage or, to our knowledge, by any executive officer, director or affiliate of Virage, as listed on Schedule A to this Offer to Exchange.

12. Status of options acquired by us in the offer; accounting consequences of the offer.

           Options we acquire through the offer will be cancelled and the shares subject to those options will be returned to the pool of shares available for grants of new options under the 1997 Plan. However, any options we acquire subject to a plan other than the 1997 Plan (granted in the six months prior to the Commencement Date, and through the Cancellation Date, and tendered as a requirement to participation in this offer), will be returned to the pool of shares for the plan from which the options were originally granted. To the extent these shares are not fully reserved for issuance upon exercise of the new options to be granted in connection with the exchange offer, the shares will be available for future awards to employees and other eligible plan participants without further stockholder action, except as required by applicable law or the rules of the Nasdaq National Market or any other securities quotation system or any stock exchange on which our shares are then quoted or listed.

           We believe that we will not incur any compensation expense solely as a result of the transactions contemplated by the offer because:

           o we will not grant any new options to participants in the exchange offer until a business day that is at least six months and one day after the date that we accept and cancel options tendered for exchange, and

           o the exercise price of all new options will equal the market value of the shares of common stock on the date we grant the new options.

13.     Legal matters; regulatory approvals.

           We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by our exchange of options and issuance of new options as contemplated by the offer, or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the acquisition or ownership of our options as contemplated herein. Should any such approval or other action be required, we presently contemplate that we will seek such approval or take such other action. We cannot assure you that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that the failure to obtain any such approval or other action might not result in adverse consequences to our business. Our obligation under the offer to accept tendered options for exchange and to issue new options for tendered options is subject to the conditions described in
Section 7.

           If we are prohibited by applicable laws or regulations from granting new options during the period beginning immediately after the day that is 6 months and 1 day from the date that we cancel the options accepted for exchange, in which period we presently expect to grant the new options, we will not grant any new options. We are unaware of any such prohibition at this time, and we will use reasonable efforts to effect the grant, but if the grant is prohibited throughout the period we will not grant any new options and you will not get any other consideration for the options you tendered.

14.     Material U.S. Federal Income Tax Consequences.

           The following is a general summary of the material U.S. federal income tax consequences of the exchange of options pursuant to the offer. This discussion is based on the Internal Revenue Code, its legislative history, Treasury Regulations thereunder and administrative and judicial interpretations thereof as of the date of the offer, all of which are subject to change, possibly on a retroactive basis. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of optionholders.

           If you are living or working in the United States, but are also subject to the tax laws in another country, you should be aware that there may be other tax and social insurance consequences which may apply to you. We strongly recommend that you consult your own advisors to discuss the consequences to you of participating in the offer.

           Optionholders who exchange outstanding options for new options should not be required to recognize income for U.S. federal income tax purposes at the time of the exchange. We believe that the exchange will be treated as a non-taxable exchange. WE STRONGLY ADVISE ALL OPTIONHOLDERS CONSIDERING EXCHANGING THEIR OPTIONS TO MEET WITH THEIR OWN TAX ADVISORS WITH RESPECT TO THE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF PARTICIPATING IN THE OFFER, AS THE TAX CONSEQUENCES TO YOU OF PARTICIPATING IN THE OFFER ARE DEPENDENT ON YOUR INDIVIDUAL TAX SITUATION.

        Incentive Stock Options

           Regardless of whether you tender incentive stock options or nonstatutory stock options in connection with the exchange offer, if those options are accepted for exchange, the new options will be granted as nonstatutory stock options. As described in this section, incentive stock options potentially receive tax treatment that is more favorable than that given nonstatutory stock options. PLEASE NOTE: IF YOU ELECT TO CANCEL YOUR INCENTIVE STOCK OPTIONS, YOU WILL NOT RECEIVE THE POTENTIAL BENEFIT OF THIS FAVORABLE TAX TREATMENT FROM THE REPLACEMENT NONSTATUTORY STOCK OPTIONS.

           Under current law, an optionholder will not realize taxable income upon the grant of an incentive stock option. In addition, an optionholder generally will not realize taxable income upon the exercise of an incentive stock option. However, an optionholder's alternative minimum taxable income will be increased by the amount that the aggregate fair market value of the shares underlying the option, which is generally determined as of the date of exercise, exceeds the aggregate exercise price of the option. Except in the case of an optionholder's death or disability, if an option is exercised more than three months after the optionholder's termination of employment, the option ceases to be treated as an incentive stock option and is subject to taxation under the rules that apply to nonstatutory stock options.

           If an optionholder sells the option shares acquired upon exercise of an incentive stock option, the tax consequences of the disposition depend upon whether the disposition is qualifying or disqualifying. The disposition of the option shares is qualifying if it is made:

           - at least two years after the date the incentive stock option was granted, and

           - at least one year after the date the incentive stock option was exercised.

           If the disposition of the option shares is qualifying, any excess of the sale price of the option shares, over the exercise price of the option will be treated as long-term capital gain taxable to the optionholder at the time of the sale. Any such capital gain will be taxed at the long-term capital gain rate in effect at the time of sale. If the disposition is not qualifying, which we refer to as a "disqualifying disposition," the excess of the fair market value of the option shares on the date the option was exercised, over the exercise price will be taxable income to the optionholder at the time of the disposition.

           Of that income, the amount up to the excess of the fair market value of the shares at the time the option was exercised over the exercise price will be ordinary income for income tax purposes and the balance, if any, will be long-term or short-term capital gain, depending upon whether or not the shares were sold more than one year after the option was exercised.

           Unless an optionholder engages in a disqualifying disposition, we will not be entitled to a deduction with respect to an incentive stock option. If an optionholder engages in a disqualifying disposition, we will be entitled to a deduction equal to the amount of compensation income taxable to the optionholder.

           PLEASE ALSO NOTE: We believe that you will not be subject to current U.S. federal income tax if you do not elect to participate in the option exchange program. We also believe that the option exchange program will not change the U.S. federal income tax treatment of subsequent grants and exercises of your incentive stock options (and sales of shares acquired upon exercises of such options) if you do not participate in this offer to exchange options.

           However, the IRS may characterize this offer to exchange options as a "modification" of your current incentive stock options, even if you decline to participate in this exchange offer. In 1991, the IRS issued a private letter ruling in which another company's option exchange program was characterized as a "modification" of all of the incentive stock options that could be exchanged. This does not necessarily mean that our offer to exchange options will be viewed the same way. Private letter rulings given by the IRS contain the IRS's opinion regarding only the specific facts presented by a specific person or company. The person or company receiving the letter may rely on it, but no other person or company may rely on the letter ruling, nor may they assume the same opinion would apply to their situation, even if the facts at issue are similar. While such letters do not provide certainty, they may indicate how the IRS will view a similar situation. We therefore do not know if the IRS will assert the position that our offer constitutes a "modification" of incentive stock options eligible for tender. A SUCCESSFUL ASSERTION BY THE IRS OF THIS POSITION COULD EXTEND AN INCENTIVE STOCK OPTIONS' HOLDING PERIOD TO QUALIFY FOR FAVORABLE TAX TREATMENT, BY RE-STARTING IT AS OF THE DATE WE COMMENCE THIS OFFER TO EXCHANGE OPTIONS. ACCORDINGLY, TO THE EXTENT YOU DISPOSE OF YOUR INCENTIVE STOCK OPTION SHARES PRIOR TO THE LAPSE OF THE NEW EXTENDED HOLDING PERIOD, YOUR INCENTIVE STOCK OPTION COULD BE TAXED SIMILARLY TO A NONSTATUTORY STOCK OPTION.

        Nonstatutory stock options

           Regardless of whether you tender nonstatutory stock options or incentive stock options in connection with the exchange offer, if those options are accepted for exchange, the new options will be granted as nonstatutory stock options. As described in this section, nonstatutory stock options receive tax treatment which is generally less favorable than the treatment given to incentive stock options, if an optionee makes a qualifying disposition of the incentive stock options. PLEASE NOTE: IF YOU ELECT TO CANCEL YOUR INCENTIVE STOCK OPTIONS, YOU WILL NOT RECEIVE THE POTENTIAL BENEFIT OF THESE FAVORABLE TAX CONSEQUENCES FROM THE REPLACEMENT NONSTATUTORY STOCK OPTIONS WHICH YOU RECEIVE IN EXCHANGE FOR YOUR INCENTIVE STOCK OPTIONS.

           Under current U.S. law, an optionholder will not realize taxable income upon the grant of an option which is not qualified as an incentive stock option, also referred to as a nonstatutory stock option. However, when an optionholder exercises the option, the difference between the exercise price of the option, and the fair market value of the shares subject to the option on the date of exercise will be compensation income taxable to the optionholder.

           We will be entitled to a deduction equal to the amount of compensation income taxable to the optionholder if we comply with eligible reporting requirements.

           WE RECOMMEND THAT YOU CONSULT YOUR OWN TAX ADVISOR WITH RESPECT TO THE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF PARTICIPATING IN THE OFFER, AS THE TAX CONSEQUENCES TO YOU OF PARTICIPATING IN THE OFFER ARE DEPENDENT ON YOUR INDIVIDUAL TAX SITUATION.

15. Material Tax Consequences for Employees Who are Tax Residents in the United Kingdom.

           The following is a general summary of the income tax, National Insurance Contributions ("NIC") and capital gains tax ("CGT") consequences of the exchange of options pursuant to the offer for employees who are resident and ordinarily resident for UK tax purposes. It does not apply to "mobile" or "expatriate" employees.

           It is based on the current UK tax legislation and assumes that the UK Inland Revenue will, for UK tax purposes, agree that:

           - the cancellation of your original options in February is followed by an exchange in August,

           - the exchange will satisfy all the (various) parity tests set out under UK tax legislation, and

           - the NIC liability in respect of any unapproved options you currently hold, that were granted to you between 6 April 1999 and 19 May 2000, were capped (under special NIC provisions) at nil.

           UK tax legislation is subject to change, possibly on a retroactive basis.

           This tax summary does not discuss all of the tax consequences that may be relevant to you in the light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders. You should be sure to consult with your personal tax advisor to discuss the tax consequences that may be particular to you.

           INCOME TAX

           Your original options were granted under a plan that has not been approved by the UK Inland Revenue.

           Under UK legislation there should be no income tax charge on the cancellation of your original option and the grant of the new option.

           You will be subject to income tax when you realise an option gain from the new option, typically through its exercise, on the difference between the fair market value of the shares on the date of exercise and the exercise price. This will be collected through the Pay As You Earn (PAYE) system in the UK.

           The employer will be required to account for the whole of your income tax within 14 days of the end of the tax month in which you realise your option gain, even if your employer does not have sufficient funds from you (for example through monthly salary) to do this. You must make good this income tax to your employer within 30 days of realising your option gain, otherwise you will be liable to a second benefit in kind charge on the tax paid by the employer, as well as additional NIC charges.

        NATIONAL INSURANCE CONTRIBUTIONS

        The NIC consequences of the proposed option exchange programme will depend on the date of grant of your option and the Inland Revenue's agreement that the exchange was done at "parity" for UK tax purposes.

        Grants on and after 5 December 1996 but before 6 April 1999

        Very broadly where the option exchange is at "parity" no charge to NIC should arise on the cancellation of your original option or on any actual share option gain of the new option as a result of the exchange, as long as the new option cannot be exercised more than ten years from it's grant.

        Grants between 6 April 1999 and 19 May 2000

        Since 6 April 1999, a liability to pay both employer's Secondary Class 1 and employee Class 1 NICs arises on any option gain you realise from an unapproved option, typically through its exercise, based on the difference between the fair market value of the shares on the date of exercise and the exercise price.

        To ease this NIC burden, in May 2001 the Inland Revenue introduced legislation that, effectively, allowed the NIC liability on option gains arising on options granted between the above dates to be capped at the market value of the company's shares on 7 November 2000 (provided that the option had not been exercised as at that date).

        The NIC on any original options you hold (that were granted between these two dates) were capped at nil. This means that no further NIC liability would arise if you realise an option gain in respect of these options. Additionally, there should be no NIC liability at the date of the cancellation of your original option or at the date of exercise of the new option provided that the Inland Revenue agree that the option exchange was done at "parity" for UK tax purposes. Where an underwater option is exchanged for a new option granted with an exercise price equal to the market value of the shares at the date of grant of the new option, the parity test should be met.

        Grants post 19 May 2000

        There should be no NIC liability at the date of the cancellation of your original option or at the date of grant of the new option. However, any option gain realised by you from the new option will be subject to NIC (employee and employer) at the date you realise that gain.

        You will be liable to pay employee's NIC on your option gain if your earnings (for UK NIC purposes) does not exceed the maximum limit, pound sterling 575 per week for UK tax year 6 April 2001 and 5 April 2002.

        Like the old option, your new option will also be granted under an unapproved share option plan but one major change is that the grant of the new unapproved option will be subject to the execution of an Inland Revenue approved joint election between you and your employer to provide for the transfer to you of any Secondary Class 1 ("employer's") NIC liability arising in connection with the exercise, assignment, release or cancellation of the new option. This employer's NIC is currently 11.9% of your option gain, but you will receive income tax relief on your option gain for any employer's NIC you pay.

        By accepting the new option, to the extent allowable by applicable law, you will be consenting to and agreeing to satisfy any liability that arises with respect to employer's NIC payments in connection with the exercise, assignment, release or cancellation of the new option. Under the terms of the joint election (and the arrangements agreed with the Inland Revenue), you will be authorising your employer to withhold such employer's NIC liability from payroll at any time. Your employer may also provide your with an immediate loan to cover the employer's NIC, you must then discharge this loan. The joint election also allows you to sell sufficient number of shares you acquire upon the exercise of your option to satisfy this employer's NIC.

        CAPITAL GAINS TAX

        Under UK legislation, there should not be a charge to capital gains tax on the cancellation of your original option and the grant of the new option.

        When you subsequently sell the shares you acquire through the exercise of your option, you may be subject to capital gains tax. The tax is due on any increase in the value of the stock between the date on which you exercised your options and the date on which you sold the resulting shares. You have an annual personal exemption of, currently, pound sterling 7,500 for the U.K. tax year 6 April 2001 to 5 April 2002, and to taper relief calculated with reference to the period of time during which the employee held his shares.

        PLEASE CONSULT WITH YOUR PERSONAL TAX ADVISOR FOR ADDITIONAL INFORMATION REGARDING THE TAX TREATMENT OF OPTIONS IN THE UNITED KINGDOM.

16.     Extension of offer; termination; amendment.

        We expressly reserve the right, in our discretion, at any time and from time to time, and regardless of whether or not any event listed in Section 7 has occurred or is deemed by us to have occurred, to extend the period of time during which the offer is open and thereby delay the acceptance for exchange and cancellation of any options by giving oral or written notice of such extension to the optionholders or making a public announcement thereof.

        We also expressly reserve the right, in our reasonable judgment, prior to the expiration date to terminate or amend the offer and to postpone our acceptance and cancellation of any options tendered for exchange upon the occurrence of any of the events listed in Section 7, by giving oral or written notice of such termination or postponement to you or by making a public announcement thereof. Our reservation of the right to delay our acceptance and cancellation of options tendered for exchange is limited by Rule 13e-4(f)(5) promulgated under the Securities Exchange Act, which requires that we must pay the consideration offered or return the options tendered promptly after termination or withdrawal of a tender offer.

        Subject to compliance with applicable law, we further reserve the right, in our discretion, and regardless of whether any event listed in Section 7 has occurred or is deemed by us to have occurred, to amend the offer in any respect, including, without limitation, by decreasing or increasing the consideration offered in the offer to optionholders or by decreasing or increasing the number of options being sought in the offer.

        Amendments to the offer may be made at any time and from time to time by public announcement of the amendment. In the case of an extension, the amendment must be issued no later than 6:00 a.m., Pacific Standard Time, on the next business day after the last previously scheduled or announced expiration date. Any public announcement made through the offer will be disseminated promptly to optionholders in a manner reasonably designated to inform optionholders of the change. Without limiting the manner in which we may choose to make a public announcement, except as required by applicable law, we have no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a press release to PR Newswire.

        If we materially change the terms of the offer or the information concerning the offer, or if we waive a material condition of the offer, we will extend the offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(3) under the Securities Exchange Act. These rules require that the minimum period during which an offer must remain open following material changes in the terms of the offer or information concerning the offer, other than a change in price or a change in percentage of securities sought, will depend on the facts and circumstances, including the relative materiality of such terms or information.

        If we decide to take any of the following actions, we will publish notice or otherwise inform you in writing of these actions:

        - we increase or decrease the amount of consideration offered for the options;

        - we decrease the number of options eligible to be tendered in the offer; or

        - we increase the number of options eligible to be tendered in the offer by an amount that exceeds 2% of the shares issuable upon exercise of the options that are subject to the offer immediately prior to the increase.

        If the offer is scheduled to expire at any time earlier than the tenth
(10th) business day from, and including, the date that notice of such increase or decrease is first published, sent or given in the manner specified in this
Section 16, we will extend the offer so that the offer is open at least ten (10) business days following the publication, sending or giving of notice.

        For purposes of the offer, a "business day" means any day other than a Saturday, Sunday or federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, Eastern Standard Time.

17.     Fees and expenses.

        We will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of options pursuant to this Offer to Exchange.

18.     Additional information.

        This Offer to Exchange is part of a Tender Offer Statement on Schedule TO that we have filed with the SEC. This Offer to Exchange does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. We recommend that you review the Schedule TO, including its exhibits, and the following materials which we have filed with the SEC before making a decision on whether to tender your options:

           (1) Virage's annual report on Form 10-K for our fiscal year ended March 31, 2001, filed with the SEC on June 20, 2001;

           (2) Virage's quarterly report on Form 10-Q for the quarterly period ended September 30, 2001, filed with the SEC on November 9, 2001; and

           (3) Virage's Definitive Proxy Statement pursuant to Section 14(a) of the Securities Exchange Act of 1934 filed with the SEC on July 27, 2001.

           (4) Any document that we file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act after the date of this offer to exchange and before the termination of this offer. Information in these filings will be deemed to be incorporated by reference as of the date we make the filing.

        These filings, our other annual, quarterly and current reports, our proxy statements and our other SEC filings may be examined, and copies may be obtained, at the following SEC public reference rooms:

         450 Fifth Street, N.W.                    500 West Madison Street
                Room 1024                                Suite 1400
         Washington, D.C. 20549                    Chicago, Illinois 60661

        You may obtain information on the operation of the public reference rooms by calling the SEC at 1-800-SEC-0330.

        Our SEC filings are also available to the public on the SEC's Internet site at http://www.sec.gov.

        Our common stock is quoted on the Nasdaq National Market under the symbol "VRGE," and our SEC filings can be read at the following Nasdaq address:

                                Nasdaq Operations
                               1735 K Street, N.W.
                             Washington, D.C. 20006


        Each person to whom a copy of this Offer to Exchange is delivered may obtain a copy of any or all of the documents to which we have referred you, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents) at no cost, by writing to us at Virage, Inc., 177 Bovet Road, Suite 520, San Mateo, California 94402, or contacting us at (650) 573-3210.

        As you read the foregoing documents, you may find some inconsistencies in information from one document to another. If you find inconsistencies between the documents, or between a document and this Offer to Exchange, you should rely on the statements made in the most recent document.

        The information contained in this Offer to Exchange about Virage should be read together with the information contained in the documents to which we have referred you.

19.     Financial Information.

        Please review our annual report on Form 10-K for the fiscal year ended March 31, 2001 and our quarterly report on Form 10-Q for the quarterly period ended September 30, 2001, both of which are being delivered to eligible employees with this Offer to Exchange for important financial and other information about us. Also, see "Additional Information" in Section 18 for instructions on how you can obtain copies of our SEC filings, including filings that contain our financial statements.

20.     Miscellaneous.

        This Offer to Exchange and our SEC reports referred to above include "forward-looking statements." When used in this Offer to Exchange, the words "anticipate," "believe," "estimate," "expect," "intend" and "plan" as they relate to Virage or our management are intended to identify these forward-looking statements. All statements by us regarding our expected future financial position and operating results, our business strategy, our financing plans and expected capital requirements, forecasted trends relating to our services or the markets in which we operate and similar matters are forward-looking statements. The documents we filed with the SEC, including our quarterly report on Form 10-Q filed on November 9, 2001, discuss some of the risks that could cause our actual results to differ from those contained or implied in the forward-looking statements. These risks include, but are not limited to:

        - our limited operating history and the limited operating history of the companies we have acquired;

        - we have not been profitable and if we do not achieve profitability, our business may fail;

        - our quarterly operating results are subject to fluctuations, which may affect our stock price;

        - our revenues may be harmed if general economic conditions continue to worsen;

        - our revenues and profitability may be harmed if we are unable to effectively provide implementation services;

        - our operating results may be harmed if our future contracts fail to meet our policies for recognizing revenue;

        - our products have long sales cycles which makes it difficult to plan expenses and forecast results;

        - our business and financial results are largely dependent on the success of our customers;

        - our business will suffer if we fail to increase our customer base or revenues with existing customers;

        - our revenues may decrease if we decrease the prices we charge for our products;

        - we have a limited number of customers for a significant portion of our revenues;

        -       power outages in California could adversely affect us;

        - if we fail to develop new products or improve our existing products to meet or adapt to the changing needs and standards of our industry, sales of our products may decline;

        -       we depend on technology licensed to us by third parties;

        - the loss of any key personnel, or any inability to attract and retain additional personnel, could affect our ability to successfully grow our business;

        -       our business may be harmed if a major catastrophe occurs;

        - if demand for our application services decreases, we may not be able to fully utilize our capacity;

        - our products are new and may contain defects and errors, which may lead to a loss of revenue or product liability claims;

        - third parties may bring infringement or other claims against us which may be costly to defend;

        - the protection of our intellectual property is crucial to our business, and if third parties use our intellectual property without our consent, it could damage our business;

        - the market in which we sell our products and services may not grow as we anticipate and our revenues may be harmed;

        - we will face significant risks in doing business in foreign countries if we expand our operations internationally;

        - our markets are highly competitive and competition could harm our ability to sell products and services and reduce our market share;

        - if we acquire additional companies or technologies in the future, they could prove difficult to integrate and may disrupt our business, dilute stockholder value or adversely affect our operating results;

        -       government regulation of the internet may limit our growth;

        We are not aware of any jurisdiction where the making of the offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of the offer is not in compliance with any valid applicable law, we will make a good faith effort to comply with such law. If, after such good faith effort, we cannot comply with such law, the offer will not be made to, nor will tenders be accepted from or on behalf of, the optionholders residing in such jurisdiction.

        WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD TENDER OR NOT TENDER YOUR OPTIONS THROUGH THE OFFER. YOU SHOULD RELY ONLY ON THE INFORMATION IN THIS DOCUMENT OR DOCUMENTS TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE OFFER OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS DOCUMENT, THE MEMORANDUM FROM ALFRED J. CASTINO DATED JANUARY 7, 2002, THE ELECTION FORM AND THE NOTICE TO WITHDRAW FROM THE OFFER. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY INFORMATION, YOU MUST NOT RELY UPON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY US.



                                  Virage, Inc.

                                 January 7, 2002

                                   SCHEDULE A

                    INFORMATION CONCERNING THE DIRECTORS AND
                       EXECUTIVE OFFICERS OF VIRAGE, INC.



        The directors and executive officers of Virage, Inc. and their positions and offices as of January 7, 2002, are set forth in the following table:


      NAME                                                        POSITION
      ----                                                        --------
Paul G. Lego                           President, Chief Executive Officer and Chairman of the Board of Directors
Alfred J. Castino                      Vice President, Finance and Chief Financial Officer
David J. Girouard                      Senior Vice President, Products, Services and Strategy
Bradley J. Horowitz                    Chief Technology Officer
Joseph A. Hyrkin                       Vice President, Strategic Accounts and Asia Pacific Sales
Andrew P. Langhoff                     Vice President, Business Development
Michael H. Lock                        Senior Vice President, Worldwide Sales
Carlos O. Montalvo                     Chief Marketing Officer
Frank H. Pao                           Vice President, Business Affairs
Mark K. Rattley                        Vice President and General Manager, European Operations
Stanford Au                            Vice President, Engineering
Alar E. Arras                          Director
Ronald E.F. Codd                       Director
Randall S. Livingston                  Director
Lawrence K. Orr                        Director
William H. Younger, Jr.                Director
Philip W. Halperin                     Director
Standish H. O'Grady                    Director

        The address of each director and executive officer is: c/o Virage, Inc., 177 Bovet Road, Suite 520, San Mateo, California 94402.

                                   SCHEDULE B

           EXECUTIVE OFFICERS NOT ELIGIBLE TO PARTICIPATE IN OFFERING


        The executive officers of Virage, Inc. and their positions and offices as of January 7, 2002, who are not eligible to participate in the offering, are set forth in the following table:


     NAME                                    POSITION
     ----                                    --------
Paul G. Lego                 President and Chief Executive Officer
Alfred J. Castino            Vice President, Finance and Chief Financial Officer
Michael H. Lock              Senior Vice President, Worldwide Sales

                                   SCHEDULE C

                           BENEFICIAL OWNERSHIP TABLE


        The following table sets forth certain information concerning the beneficial ownership of Virage's common stock as of January 4, 2002 for each of the Company's directors and executives listed on Schedule A to this Offer to Exchange.


                                                                                          PERCENTAGE
                                                                COMMON STOCK             BENEFICIALLY
          NAME                                              BENEFICIALLY OWNED(1)           OWNED
          ----                                              ---------------------        ------------
        Paul G. Lego(2) ...............................         2,052,585                    9.70%

        Stanford Au(3) ................................           400,000                    1.91%

        Alfred J. Castino(4) ..........................           424,545                    2.03%

        David J. Girouard(5) ..........................           386,710                    1.85%

        Bradley J. Horowitz(6) ........................           534,974                    2.56%

        Joseph A. Hyrkin(7) ...........................           279,545                    1.35%

        Andrew P. Langhoff(8) .........................           305,729                    1.34%

        Michael H. Lock(9) ............................           402,500                    1.92%

        Carlos O. Montalvo(10) ........................           301,689                    1.45%

        Frank H. Pao(11) ..............................           286,545                    1.38%

        Mark K. Rattley(12) ...........................           322,400                    1.55%

        Alar E. Arras(13) .............................           909,190                    4.43%

        Ronald E.F. Codd(14) ..........................            30,000                       *

        Philip W. Halperin(15) ........................         1,483,170                    7.21%

        Randy L. Livingston(16) .......................            30,500                       *

        Standish H. O'Grady(17) .......................           154,841                       *

        Lawrence K. Orr(18) ...........................           654,607                    3.18%

        William H. Younger, Jr.(19) ...................         1,154,087                    5.61%

----------

        * Less than one percent of the outstanding common stock.

(1) The number and percentage of shares beneficially owned is determined in accordance with Rule 13d-3 of the Exchange Act and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, beneficial ownership includes any shares as to which the individual or entity has voting power or investment power and any shares which the individual has the right to acquire within 60 days of January 4, 2002 through the exercise of any stock option or other right. Unless otherwise indicated in the footnotes, each person or entity has sole voting and investment power (or shares such powers with his or her spouse) with respect to the shares shown as beneficially owned.

(2) Includes 643,751 shares subject to options exercisable within 60 days of January 4, 2002.

(3) Includes 400,000 shares subject to options exercisable within 60 days of January 4, 2002.

(4) Includes 410,000 shares subject to options exercisable within 60 days of January 4, 2002.

(5) Includes 340,000 shares subject to options exercisable within 60 days of January 4, 2002.

(6) Includes 405,208 shares subject to options exercisable within 60 days of January 4, 2002.

(7) Includes 269,291 shares subject to options exercisable within 60 days of January 4, 2002.

(8) Includes 305,000 shares subject to options exercisable within 60 days of January 4, 2002.

(9) Includes 400,000 shares subject to options exercisable within 60 days of January 4, 2002.

(10) Includes 221,407 shares subject to options exercisable within 60 days of January 4, 2002.

(11) Includes 213,271 shares subject to options exercisable within 60 days of January 4, 2002.

(12) Includes 320,000 shares subject to options exercisable within 60 days of January 4, 2002.

(13) Includes 909,090 shares held by Thomson Consumer Electronics. Mr. Arras is Executive Vice President of Worldwide Internet Devices & E-commerce for Thomson Multimedia and disclaims beneficial ownership of the shares held by Thomson Consumer Electronics.

(14) Includes 30,000 shares subject to options exercisable within 60 days of January 4, 2002.

(15) Includes 1,379,501 shares held by Weston Presidio Capital III, LLC; 68,669 shares held by Weston Presidio Capital Entrepreneur Fund, L.P.; and 35,000 shares subject to options exercisable within 60 days of January 4, 2002 held by Philip W. Halperin. Mr. Halperin is a general partner of Weston Presidio Capital and disclaims beneficial ownership of the shares held by Weston Presidio Capital III, LLC and Weston Presidio Capital Entrepreneur Fund, L.P. except to the extent of his proportionate partnership interest therein.

(16) Includes 30,000 shares subject to options exercisable within 60 days of January 4, 2002.

(17) Includes 851 shares held by Granite Ventures LLC; 65,856 shares held by Adobe Ventures II, L.P; 19,177 shares held by H&Q Virage Investors, L.P.; 8,630 shares held by H&Q Adobe Ventures Management II, LLC; and 35,000 shares subject to options exercisable within 60 days of January 4, 2002. Mr. O'Grady is the senior managing director of Granite Ventures LLC and a member of each of the general partners of Adobe Ventures II, L.P., H&Q Virage Investors, L.P. and H&Q Adobe Ventures Management II, LLC. Mr. O'Grady disclaims beneficial ownership of the shares held by Granite Ventures LLC, Adobe Ventures II, L.P., H&Q Virage Investors, L.P. and H&Q Adobe Ventures Management II, LLC except to the extent of his proportionate partnership interest therein.

(18) Includes 577,593 shares held by Trinity Ventures IV, L.P.; 33,141 shares held by Trinity IV Side-By-Side Fund, L.P.; 8,768 shares held by Lederer-Orr Family Trust; 105 shares held by Trinity Management Corp.; and 35,000 shares subject to options exercisable within 60 days of January 4, 2002 held by Lawrence K. Orr. Mr. Orr is a general partner of Trinity Ventures and an officer of Trinity Management Corp. and disclaims beneficial ownership of the shares held by Trinity Ventures IV, L.P., Trinity IV Side-By-Side Fund, L.P. and Trinity Management Corp. except to the extent of his proportionate partnership interest therein. Mr. Orr is a trustee of the Lederer-Orr Family Trust.

(19) Includes 942,724 shares held by Sutter Hill Ventures; 28,216 shares held by affiliated funds of Sutter Hill Ventures; 114,814 shares held by William H. Younger, Jr. , Trustee, the Younger Living Trust; 33,333 shares held by the retirement trust of William H. Younger, Jr.; and 35,000 shares subject to options exercisable within 60 days of January 4, 2002 held by Mr. Younger. Mr. Younger is a general partner of Sutter Hill Ventures and disclaims beneficial ownership of the shares held by Sutter Hill Ventures and its affiliated funds except to the extent of his proportionate partnership interest therein.

                                   SCHEDULE D

                             SECURITIES TRANSACTIONS


        In the sixty (60) days prior to and including January 4, 2002, the directors and executive officers of Virage listed on Schedule A to this Offer to Exchange had the following transaction(s) in Virage shares:

- On November 6, 2001, Mr. Montalvo sold 200 shares of common stock at a price of $2.51 per share.

- On November 6, 2001, Mr. Montalvo sold 1,000 shares of common stock at a price of $2.5104 per share.

- On November 6 2001, Mr. Montalvo sold 3,800 shares of common stock at a price of $2.50 per share.

- On November 8, 2001, Mr. Horowitz sold 5,000 shares of common stock at a price of $2.50 per share.

- On November 8, 2001, Trinity Ventures IV, L.P. and Trinity IV Side-By-Side Fund, L.P., both of which Mr. Orr is a general partner, distributed 157,986 shares common stock and 9,065 shares of common stock, respectively, to its limited partners for no consideration, including 16 shares of common stock to Trinity Management Corp., of which Mr. Orr is an officer and 1,382 shares of common stock to the Lederer-Orr Family Trust, of which Mr. Orr is a trustee. Mr. Orr disclaims beneficial ownership of the shares held by Trinity IV, L.P., Trinity IV Side-By-Side Fund, L.P. and Trinity Management Corp. except to the extent of his proportionate partnership interest therein.

- On November 20, 2001, Mr. Girouard sold 5,000 shares of common stock at a price of $2.93 per share.

- On November 29, 2001, Mr. Montalvo sold 4,000 shares of common stock at a price of $3.10 per share.

                                   APPENDIX A




                             DATED         2002



                            VIRAGE EUROPE LIMITED (1)




                                     - AND -




                             [NAME OF OPTIONEE] (2)














                                 JOINT ELECTION
       TO TRANSFER THE SECONDARY CLASS 1 NATIONAL INSURANCE CONTRIBUTIONS
               ON OPTION GAINS REALISED FROM UNAPPROVED OPTIONS BY
                            UNITED KINGDOM EMPLOYEES







                                  ERNST & YOUNG
                                   ROLLS HOUSE
                                7 ROLLS BUILDINGS
                                   FETTER LANE
                                     LONDON
                                    EC4A 1NH

THIS JOINT ELECTION is made the (_______________) two thousand and two.

BETWEEN:

(1) Virage Europe Limited (registered number 3671867) whose registered office is at 233-237, Old Marylebone Road, London, NW1 5QT ("the Employer"); and

(2)     [Name of Optionee] of [                          ] ("the Optionee").

WHEREAS:

(A) The Optionee is currently employed by the Employer, which is a subsidiary of Virage, Inc, a US corporation registered in the State of Delaware under number 38-3171505 ("the Company"),

(B) The Company operates the Virage, Inc. 1997 Stock Option Plan ("the Plan") pursuant to which options can be granted to eligible employees including the Optionee until 31 December 2011.

(C) The Company has granted an option to the Optionee to acquire [ ] Ordinary Shares in the Company pursuant to an agreement dated [ ] under the rules of the Plan.

        These option(s) have neither lapsed nor been exercised by the Optionee at the date of this Joint Election.

        All options granted to the Optionee and still subsisting, or to be granted, under the Plan shall hereinafter be referred to as "Options".

(D)     The Plan is not approved by the United Kingdom Inland Revenue.

(E) Under Section 4(4)(a) of the United Kingdom's Social Security Contributions and Benefits Act 1992, any gain for which the Optionee is liable to pay income tax under Section 135 of the United Kingdom Income and Corporation Taxes Act 1988 is treated as remuneration derived from the Optionee's employment for the purpose of determining the Optionee's National Insurance Contribution liability. This includes any option gain that the Optionee realises by the exercise, or by the assignment, release or cancellation of Options ("the Option Gain").

(F) The Employer is required to pay United Kingdom Secondary Class 1 National Insurance Contributions on the Option Gain ("the NIC Liability").

(G) Section 77 of the United Kingdom's Child Support, Pensions and Social Security Act 2000 introduced changes to the United Kingdom's Social Security Contributions and Benefits Act 1992 that enables the Employer and the Optionee to enter into a joint election to transfer any NIC Liability arising on or after 19 May 2000 from the Employer to the Optionee.

(H) The Employer wishes to enter into this Joint Election to transfer the whole of the NIC Liability arising on or after the date of this Joint Election to the Optionee. The Employer will, however, remain responsible for the maintenance of payroll records in respect of such NIC Liability.

(I) The Optionee wishes to enter into this Joint Election to accept the transfer of the whole of the NIC Liability arising on or after the date of this Joint Election from the Employer.

        This means that the Optionee will, from the date of this Joint Election, become liable to pay the whole of the NIC Liability which at the date of this Joint Election represents 11.9% of the Option Gain (or whatever the new employer's NIC rate will be on the date the Optionee realises that gain). The Optionee understands that there is no cap on the NIC
        Liability.

        The Optionee will also have to pay UK income tax on the Option Gain but, under current United Kingdom legislation, he will receive income tax relief for the amount of the NIC Liability paid under this Joint Election.

(J) The form of this Joint Election and the arrangements set out in it for the collection of the NIC Liability have been approved by the United Kingdom Inland Revenue on 20 April 2001.

        Where the context so admits, any reference in this Joint Election:

(i) to the singular number shall be construed as if it referred also to the plural number and vice versa;

(ii) to the masculine gender shall be construed as though it referred also to the feminine gender; and

(iii) to a statute or statutory provision shall be construed as if it referred also to that statute or provision as for the time being amended or re-enacted.

NOW THE PARTIES HEREBY DECLARE TO BE BOUND BY THE FOLLOWING TERMS:

(1) The Employer hereby transfers the whole of the NIC Liability arising on or after the date of this Joint Election to the Optionee.

(2) The Optionee hereby accepts the transfer of the whole of the NIC Liability arising on or after the date of this Joint Election from the Employer.

(3) The Optionee (or any person entitled to exercise the Option after the Optionee's death under the terms of the Option) hereby agrees that no shares shall be registered in his name (although shares may be registered into the name of the Optionee's nominee appointed pursuant to Clause 7) until he has met the NIC Liability on his Option Gain in accordance with this Joint Election.

(4) The Optionee (or any person entitled to exercise the Option after the Optionee's death under the terms of the Option) shall within 3 working days of realising an Option Gain notify the Employer of that gain. The Optionee hereby agrees to make such notification regardless of whether he realises an Option Gain after he has ceased to be employed by the Employer or at any time when he is no longer resident in the United Kingdom.

(5) The Employer shall keep such records and shall make such notifications or reporting in respect of the NIC Liability as shall be required by the United Kingdom legislation from time to time, including:

        (i) keeping a copy of this Joint Election, the notice of its approval by the Inland Revenue and the Optionee's national insurance number,

        (ii)    preparing and maintaining the deduction working sheets;

        (iii)   calculating the amount of NIC Liability; and

        (iv) preparing and delivering the year end returns in relation to the NIC Liability.

        The Employer shall retain such records throughout the period for which this Joint Election is in force and for six years after the end of that period.

(6)     The Employer shall inform the Optionee of:

        (i) the amount of NIC Liability as soon as practicable after receiving notification from the Optionee of the Option Gain; and

        (ii) the last date by which the Employer must receive monies in respect of the NIC Liability in order for it to make a timely payment to the Collector of Taxes.

(7)     The Optionee hereby authorises the Employer to act on his behalf to:

        (i) notify the Company, or the trustees of any employee benefit trust required to transfer shares to the Optionee to satisfy the exercise of the Option, or such other person or persons as it deems necessary or expedient, of the existence and nature of this Joint Election at any time after it is made; and

        (ii) enter into such arrangement or agreements necessary or expedient with such person or persons (including the appointment of a nominee on behalf of the Optionee) to:

                (a) effect the sale of shares acquired through the exercise of the Option to cover all or any part of the NIC Liability as soon as practicable after the Optionee has realised an Option Gain; and

                (b) request that the proceeds of such sale are remitted to the Employer as soon as practicable after the sale.

        For the avoidance of doubt, the Optionee shall meet the cost of such sale from the sale proceeds.

(8) The Optionee hereby authorises the Employer, or the Company on behalf of the Employer, to collect the NIC Liability, in one or more of the following ways in the order in which they appear:-

        (i) by deduction from the Optionee's salary or any other money which may be due to the Optionee (including, for the avoidance of doubt, any money received in respect of the cancellation of an Option); and/or

        (ii) by withholding and sale, or by procuring the withholding and sale, of a sufficient number of the shares acquired through the exercise of an Option to cover all or any part of the NIC Liability; and/or

        (iii) by the Optionee providing the Employer with the amount (in cleared funds) of the NIC Liability that the Employer advises the Optionee to be due. The Optionee shall pay the said amount by cheque, bank transfer or any other method that the Employer and Optionee agree to be appropriate at the relevant time.

(9) The Employer shall pass all monies it has collected in respect of the NIC Liability to the Collector of Taxes by no later than 14 days after the end of the income tax month in which the Optionee realised the Option Gain. The Employer shall be responsible for any penalties or interest that may arise in respect of the NIC Liability from any failure on its part to pass the NIC Liability to the Collector of Taxes within the said 14 days period.

(10) Subject to Clause 11, this Joint Election shall continue in full force and effect for such period as the Employer would have been responsible for the NIC Liability but for this Joint Election.

(11)    This Joint Election shall cease to have effect in the event that:-

        (i) the Optionee is no longer capable of making an Option Gain, whether through the lapse of Options or otherwise;

        (ii)    it is revoked jointly by both parties in writing;

        (iii) the Employer serves written notice to the Optionee revoking this Joint Election, provided always that the Employer shall notify the Inland Revenue as soon as practicable after it has served the revocation notice on the Optionee; and

        (iv) the Board of Inland Revenue serves notice upon the Employer or the Company that approval for this Joint Election has been withdrawn. The Employer or the Company shall notify the Optionee of the contents of such notice within 14 days of its receipt.

(12) This Joint Election may be signed on separate counterparts which taken together shall constitute one and the same instrument.

(13) This Joint Election shall be governed by and construed in accordance with English law.

AS WITNESS the hands of the parties hereto the day and year first above written.

SIGNED BY                                     )
for and on behalf of                          )
Virage Europe limited                         )




SIGNED BY   [                            ]    )

in the presence of                            )

Witness full name (in print):

Occupation:

Address:




Witness should be over the age of 18 and not related to the Optionee or live at the same address.